UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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GMS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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To the Stockholders of GMS Inc.:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of GMS Inc., to be held virtually, on Thursday, October 21, 2021, at 8:00 a.m. (Eastern Time).
At the Annual Meeting, you will be asked to (i) elect the three director nominees identified in this Proxy Statement to our board of directors, (ii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2022, (iii) approve, on an advisory basis, the compensation of our named executive officers, and (iv) transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. You may vote on the Internet, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the Annual Meeting.
Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and fiscal 2021 Annual Report over the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online, by telephone or by completing and mailing a proxy card and includes instructions on how to request a printed set of the proxy materials.
We thank you for your continued support and interest in GMS Inc.

Sincerely,

/s/ John C. Turner, Jr.
John C. Turner, Jr. President, Chief Executive Officer and Director

GMS INC.
100 Crescent Centre Parkway, Suite 800
Tucker, Georgia 30084
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 21, 2021
NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of GMS Inc., will be held virtually on Thursday, October 21, 2021, at 8:00 a.m. (Eastern Time), for the following purposes:
•    Proposal 1: To elect the three director nominees identified in this Proxy Statement to our board of directors to hold office until the 2022 annual meeting of stockholders;
•    Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2022;
•    Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers; and
•    To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Due to the public health impact of the ongoing COVID-19 pandemic and to support the well-being of our employees and stockholders, we have decided to hold this year’s Annual Meeting in a virtual format only. Stockholders of record at the close of business on August 25, 2021 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
A Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our fiscal 2021 Annual Report is first being mailed on or about September 10, 2021 to all stockholders entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ Craig D. Apolinsky
Craig D. Apolinsky
Vice President, General Counsel and Corporate Secretary
Tucker, Georgia
September 10, 2021
IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS
This Notice of Meeting, Proxy Statement, Proxy Card and our fiscal 2021 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended April 30, 2021, are available at investor.gms.com.
YOUR VOTE IS VERY IMPORTANT. PLEASE CAREFULLY READ THE ATTACHED PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR MAIL.

GMS INC.

POLICIES AND PROCEDURES FOR RELATED PERSONS TRANSACTIONS	47
OTHER MATTERS	48
INCORPORATION BY REFERENCE	48
ACCESS TO REPORTS AND OTHER INFORMATION	48
LIST OF COMPANY STOCKHOLDERS	48
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING	48
APPENDIX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURE	1

GMS INC.
100 Crescent Centre Parkway, Suite 800
Tucker, GA 30084

PROXY SUMMARY

We are providing these materials in connection with the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of GMS Inc. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting as it contains important information about matters upon which you are being asked to vote.
2021 Annual Meeting of Stockholders

Date and Time	Record Date	Location
October 21, 2021 at 8:00 a.m. (local time)	August 25, 2021	This year’s meeting will be a virtual Annual Meeting at www.virtualshareholdermeeting.com/GMS2021
Agenda and Voting Recommendations

Proposal		Board Recommendation
1	To elect the three director nominees identified in this Proxy Statement	FOR each nominee
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending April 30, 2022	FOR
3	To approve, on an advisory basis, the compensation of our named executive officers	FOR
Board of Director Nominees
The following table provides summary information about each director nominee. Each director nominee is standing for election for a one-year term or until his or her successor is duly elected and qualified. All of the director nominees are current directors.

Name	Age	Director Since	Principal Occupation	Committees
John J. Gavin	65	2014	Chairman of the Board of GMS Inc.	Audit and Nominating and Corporate Governance
Randolph W. Melville	61	2020	Retired Senior Vice President and General Manager for the Western Division of PepsiCo’s Frito-Lay North America	Audit and Nominating and Corporate Governance
J. David Smith	72	2014	Retired Chief Executive Officer and President of Euramax International, Inc.	Audit, Compensation and Nominating and Corporate Governance

Governance Evolution and Highlights

            The Board of Directors (the “Board”) of GMS Inc. is committed to strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value. Our Board continually analyzes our corporate governance practices in light of evolving governance practices as well as the Company’s changing business and shareholder base. As a result of this continued evaluation, we have taken the following actions, among others, to strengthen our corporate governance practices since our initial public offering five years ago:

•Transitioned from a “controlled company” to a widely-held public company, including the complete exit of our private equity sponsors’ investment in us;
•Increased board refreshment by adding four new independent directors;
•Added two female directors;
•Added two African American directors;
•Declassified the Board;
•Eliminated supermajority voting requires in our Certificate of Incorporation (the "Charter") and Bylaws (the "Bylaws");
•Eliminated certain obsolete provisions in our Charter and Bylaws related to our former private equity sponsors;
•Provided the Board with the flexibility to amend the Bylaws without shareholder approval; and
•Formally incorporated environmental, social and governance ("ESG") oversight into our Nominating and Corporate Governance Committee Charter.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 21, 2021
GENERAL
We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of GMS Inc., a Delaware corporation, of proxies to be voted at our 2021 Annual Meeting of Stockholders and at any reconvened meeting after an adjournment or postponement of the meeting (the “Annual Meeting”). We will hold the Annual Meeting virtually on Thursday, October 21, 2021 at 8:00 a.m. (Eastern Time). Unless the context otherwise requires, all references in this Proxy Statement to “GMS,” “Company,” “we,” “us,” and “our” refer to GMS Inc. and its subsidiaries.
Our mailing address and principal executive office is 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084. Our website is located at investor.gms.com. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. We have saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with SEC rules. In accordance with these rules, on or about September 10, 2021, we expect to mail to our stockholders a notice providing instructions on how to access our proxy materials and fiscal 2021 Annual Report on the Internet (the “Notice of Internet Availability of Proxy Materials”). The Notice of Internet Availability of Proxy Materials, which cannot itself be used to vote your shares, also provides instructions on how to vote online, by telephone or by completing and mailing a proxy card and includes instructions on how to request a paper copy of the proxy materials, if you so desire. The Notice of Internet Availability of Proxy Materials includes a control number that must be entered at the website provided on the notice in order to view the proxy materials. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement and fiscal 2021 Annual Report are available to you at investor.gms.com.
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

At the Annual Meeting, you will consider and vote upon:
•    Proposal 1: The election of the three director nominees identified in this Proxy Statement;
•    Proposal 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2022;
•    Proposal 3: The approval, on an advisory basis, of the compensation of our named executive officers; and
•    The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.
What is a proxy?
The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted at the Annual Meeting in accordance with the stockholder’s specific voting instructions.

Why am I receiving these materials?
You are receiving these materials because at the close of business on August 25, 2021 (the “Record Date”), you owned shares of the Company’s common stock, $0.01 par value per share. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each share of our common stock is entitled to one vote on each matter presented for a vote at the Annual Meeting. As of August 25, 2021, we had [ ] shares of common stock outstanding.
What shares are included on my proxy card?
You will receive one proxy card for all the shares of the Company’s common stock that you hold as a stockholder of record. If you hold your shares in street name, you will receive voting instructions for each account you have with a broker, bank or other nominee.
What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?
The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Proposal		How may I vote?	How does the Board recommend that I vote?
1.	The election of the three director nominees identified in this Proxy Statement, each for a one-year term or until his or her successor is duly elected and qualified.
FOR the election of all director nominees named herein, WITHHOLD authority to vote for all such director nominees; or FOR the election of all such director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by indicating in the space provided on the proxy.
FOR each director
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2022.	FOR or AGAINST, or you may ABSTAIN from voting on the matter.	FOR
3.	The approval, on an advisory basis, of the compensation of our named executive officers.	FOR or AGAINST, or you may ABSTAIN from voting on the matter.	FOR
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, Broadridge Financial Solutions, Inc., you are considered the “stockholder of record” with respect to those shares. The Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2021 Annual Report and proxy card with postage-paid envelope), as applicable, will be sent to stockholders beginning on or about September 10, 2021, and the proxy materials will be posted on the investor relations portion of the Company’s website, investor.gms.com, and on the website referenced in the Notice of Internet Availability of Proxy Materials on the same day.
If your shares are held with a broker or in an account at a bank, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice of Internet Availability of Proxy Materials or full set of proxy materials, as applicable, would have been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in proxy materials or by following the instructions on the enclosed proxy card for voting online or by telephone. You will not be able to vote these shares directly unless you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

How do I vote if I am a stockholder of record?
As a stockholder of record, you may vote your shares in any one of the following ways:
•    Call the toll-free number shown on the proxy card;
•    Vote on the Internet on the website shown on the proxy card;
•    Mark, sign, date and return the proxy card in the postage-paid envelope; or
•    Vote at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or online will not affect your right to attend the Annual Meeting and vote.
How do I vote if I am a beneficial owner?
As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the instructions that your broker, bank or other nominee sent to you. You will receive, or be provided access to, proxy materials and voting instructions for each account that you have with a broker, bank or other nominee. As a beneficial owner, if you wish to change the directions that you have provided your broker, bank or other nominee, you should follow the instructions that your broker, bank or other nominee sent to you.
As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares.
How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting if you were a stockholder of record or beneficial owner as of the Record Date. Due to the public health impact of the ongoing COVID-19 pandemic and to support the well-being of our employees and stockholders, we have decided to hold this year’s Annual Meeting in a virtual meeting format only. To attend the Annual Meeting, visit www.virtualshareholdermeeting.com/GMS2021 and enter the 16-digit control number included in your proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. You may contact our General Counsel and Corporate Secretary at (800) 392-4619 to obtain instructions on how to attend or vote at the Annual Meeting.

What can I do if I change my mind after I vote?
If you are a stockholder of record, you can revoke your proxy before it is exercised by:
•    written notice of revocation delivered before the Annual Meeting to our General Counsel and Corporate Secretary at 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084;
•    a valid, later-dated proxy delivered to us before the Annual Meeting;
•    a later-dated online vote or vote by telephone, in each case prior to 11:59 p.m. (Eastern Time) on October 20, 2021; or
•    attending the Annual Meeting and voting by ballot.
If you are a beneficial owner of shares but not the stockholder of record, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote if I am a beneficial owner?” above. All shares represented by valid proxies received and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s specific voting instructions.

What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the online or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them, in accordance with our Board’s recommendation. as follows:
•    FOR the election of each of the director nominees identified in this Proxy Statement;
•    FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2022; and
•    FOR the approval, on an advisory basis, of the compensation of our named executive officers.
What votes need to be present to hold the Annual Meeting?
Under our Bylaws, a quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or attend the Annual Meeting will be considered part of the quorum. Abstentions are counted as “present” for determining a quorum.
What is the voting requirement to approve each of the proposals?
The following table sets forth the voting requirements with respect to each of the proposals:

Proposal		Voting Requirement
1.	The election of the three director nominees identified in this Proxy Statement each for a one-year term or until his or her successor is duly elected and qualified.	Each director must be elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting.
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2022.	To be approved, this vote must be approved by a majority of the votes present in person or by proxy and entitled to vote on the proposal, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal and the number of abstentions.
3.	The approval, on an advisory basis, of the compensation of our named executive officers.	To be approved, this non-binding vote must be approved by a majority of the votes present in person or by proxy and entitled to vote on this proposal, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal and the number of abstentions.
Other matters that may properly come before the Annual Meeting may require more than a majority vote under our Bylaws, Charter, the laws of Delaware or other applicable laws.
How are votes counted?
In the election of the directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your shares will not be considered to have been voted for or against the nominee. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?
Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner, your broker, bank or other nominee only has discretion to vote on certain “routine” matters without your voting instructions. These rules also provide, however, that when a proposal is not a “routine” matter and your broker, bank or other nominee has not received your voting instructions with respect to such proposal, your broker, bank or other nominee cannot vote your shares on that proposal. When a broker, bank or other nominee does not cast a vote for a non-routine matter, it is called a “broker non-vote.” Your broker, bank or other nominee may not vote your shares with respect to any of the proposals other than the ratification of the appointment of Ernst & Young LLP in the absence of your specific instructions as to how to vote with respect to these matters, because under such rules these matters are not considered “routine” matters. Broker non-votes will have no effect on the election of directors or the advisory vote on the compensation of our named executive officers.
The ratification of the appointment of Ernst & Young LLP is considered a routine matter and as a result there will be no broker non-votes with respect to this proposal.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will act as the inspector of elections and count the votes.
Where can I find the voting results?
We will announce the preliminary voting results at the Annual Meeting. We will also publish voting results in a Current Report on Form 8-K that we will file with the SEC within four business days following the Annual Meeting. If on the date of this Form 8-K filing the inspector of elections for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.
Who will pay the costs of soliciting these proxies?
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2021 Annual Report and proxy card with postage-paid envelope), as applicable, and any additional information furnished to stockholders. Broadridge will assist us in distribution of the proxy materials and will provide voting and tabulation services for the Annual Meeting. We may reimburse banks, brokers, custodians and nominees for their reasonable costs of forwarding proxy materials to beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.
Are you “householding” for stockholders sharing the same address?
The SEC’s rules permit us to deliver a single copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2021 Annual Report and proxy card with postage-paid envelope), as applicable, to an address that two or more stockholders share. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail that you receive. We will deliver only one Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2021 Annual Report and proxy card with postage-paid envelope), as applicable, to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. If printed copies of proxy materials are requested, we will still send each stockholder an individual proxy card.
If you did not receive an individual copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2021 Annual Report and proxy card with postage-paid envelope), as applicable, we will send copies to you if you contact us at 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084, Attention: General Counsel and Corporate Secretary or by telephone at (800) 392-4619. If you and other residents at your address have been receiving multiple copies of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2021 Annual Report and proxy card with postage-paid envelope), as applicable, and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

What is the deadline for stockholders to propose actions for consideration at the 2022 annual meeting of stockholders?
Stockholders who wish to nominate persons for election to our Board or propose other matters to be considered at our 2022 annual meeting of stockholders must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our Bylaws, no earlier than June 23, 2022 and no later than July 23, 2022. Stockholders are advised to review our Bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our General Counsel and Corporate Secretary at 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084. The requirements for advance notice of stockholders proposals under our Bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as those stockholder proposals are governed by Rule 14a-8. We reserve the right to reject, rule out of order or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our Amended and Restated Bylaws and other applicable requirements.
May 13, 2022 is the deadline for stockholders to submit proposals to be included in our proxy statement under Rule 14a-8 under the Exchange Act for our 2022 annual meeting of stockholders. However, if the date of the 2022 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2022 annual meeting of stockholders. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our General Counsel and Corporate Secretary at 100 Crescent Center Parkway, Suite 800, Tucker, Georgia 30084. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or your ownership of Company voting stock, please contact our transfer agent at:
Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342
Brentwood, NY 11717
Internet: www.shareholder.broadridge.com
Telephone: (877) 830-4936
Email: shareholder@broadridge.com

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board has nominated three people for election as directors at the Annual Meeting. Each of the nominees currently is a director of the Company. If our stockholders elect these directors, then the directors will hold office until the annual meeting of stockholders in 2022, or until their successors have been duly elected and qualified, subject to the director’s earlier death or resignation or removal. Each of the Board’s nominees has consented to be named in this Proxy Statement and has agreed to serve if elected. If for some reason any of the Board’s nominees is unable to serve or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board and, unless you indicate otherwise on the proxy card, your shares will be voted in favor of the Board’s remaining nominees.
We believe each of the Board’s nominees meets the qualifications established by the Board for service on our Board and has professional experience in areas that are extremely relevant to our strategy and operations. We also believe that the skills, experience, backgrounds and attributes of the Board’s nominees make them the best candidates to serve on our Board.
Nominees for Election of Directors
The Board has nominated the following directors for election as directors for one-year terms expiring at the annual meeting of stockholders in 2022:

Mr. Gavin served as a Senior Operating Advisor with LLR Partners, Inc., a growth-oriented private equity firm, from 2010 to 2017. Prior to LLR Partners, Mr. Gavin was Vice Chairman, Chief Executive Officer and President of Drake, Beam, Morin, Inc., or DBM, an international career management and transitions management firm. Before DBM, Mr. Gavin served as President and Chief Operating Officer of Right Management Consultants, Inc., a global provider of integrated consulting solutions across the employment lifecycle. Mr. Gavin also worked for Andersen Worldwide, including as a partner from 1990 to 1996. Mr. Gavin currently serves on the board of Dorman Products, Inc., a publicly traded company. Mr. Gavin previously served on the boards of the following publicly traded companies: CSS Industries, Inc., DFC Global Corp, and Interline Brands, Inc. He also serves on the boards of various privately held companies.
John J. Gavin	Skills and Qualifications:
Age: 65	Mr. Gavin has extensive experience and expertise in strategic planning and leadership of other major corporations and has substantial corporate finance experience as a Certified Public Accountant and former partner at Andersen Worldwide.
Director Since: 2014
Board Role: Chairman of the Board since 2019
Committee Memberships: Audit; Nominating and Corporate Governance

Mr. Melville recently served as Senior Vice President and General Manager for the Western Division of PepsiCo’s Frito-Lay North America until his retirement in 2017. Prior to this role, Mr. Melville, who joined Frito-Lay in 1993, served in numerous positions of increasing responsibility covering operations, sales and marketing, customer engagement and strategy. He also served as Vice President of Urban/Ethnic marketing for PepsiCo, parent company of Frito-Lay, from 2001 to 2003. Mr. Melville served as a Senior Vice President at Maytag Corporation and held various leadership positions in sales and marketing with Procter & Gamble Distributing Company earlier in his career. Mr. Melville currently serves as the Lead Independent Director of Saia, Inc., a logistics services company, and on the Board of Trustees of The Northwestern Mutual Life Insurance Company. He also previously served as an independent director and member of the compensation committee of Interline Brands, Inc.
Randolph W. Melville
Age: 61	Skills and Qualifications:
Director Since: 2020	Mr. Melville has extensive executive experience in public distribution companies. Mr. Melville also has expertise in strategic planning, operations, sales and marketing, and Inclusion and Diversity.
Committee Memberships: Audit; Nominating and Corporate Governance

Mr. Smith served as the Chief Executive Officer and President of Euramax International, Inc., a privately owned global producer of residential, commercial and architectural products, beginning in 1996 and also served as the Chairman of its board of directors from 2002 until his retirement in 2008. Mr. Smith currently serves on the boards of the following publicly traded companies: BlueLinx Holdings, Inc. and Commercial Metals Company. He also serves on the board of Henry Company, a privately held company. Mr. Smith previously served on the boards of the following publicly traded companies: Nortek, Inc., (as Chairman) and Select Interior Concepts (as Chairman). Mr. Smith previously served on the boards of the following privately held companies: Air Distribution Technologies, Inc., DiversiTech, Inc., Euramax International, Inc., Houghton International, Inc., and Siamons International (as Chairman).
J. David Smith	Skills and Qualifications:
Age: 72	Mr. Smith has extensive executive experience in private and public international metals and building products companies. Mr. Smith also has experience and expertise in strategic planning and operating leadership of other major corporations.
Director Since: 2014
Committee Memberships: Audit; Compensation; Nominating and Corporate Governance

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ON THE PROXY CARD.

Directors Not Standing for Election
The following directors’ terms will continue until the 2023 Annual Meeting of Stockholders:

Mr. Browning has served as the Managing Director of Peter Browning Partners, LLC, a board advisory consulting firm, since 2009. Mr. Browning served as Lead Director of Nucor Corporation, a publicly traded producer of steel and related products, from 2006 to 2012, and as Non-Executive Chairman of Nucor from 2000 to 2006. Mr. Browning was also previously the Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from 2002 to 2005. Prior to his time at Nucor, Mr. Browning was with Sonoco Products Company, a manufacturer of industrial and consumer packaging products, where he served as President and Chief Executive Officer from 1998 to 2000, President and Chief Operating Officer from 1996 to 1998, and Executive Vice President from 1993 to 1996. Before joining Sonoco, Mr. Browning was Chairman, President, and Chief Executive Officer of National Gypsum Company, a privately held manufacturer and supplier of building and construction products, from 1989 to 1993. Mr. Browning currently serves on the board of ScanSource, Inc., a publicly traded company. He previously served on the boards of the following publicly traded companies: Acuity Brands, Inc., EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, The Phoenix Companies, Inc., Wachovia Corporation, Sykes Enterprises and Loctite Corp.

Peter C. Browning	Skills and Qualifications:
Age: 79	Mr. Browning has broad corporate governance expertise. Mr. Browning also has meaningful expertise in our industry that he has gained from his various leadership positions with several of our industry peers.
Director Since: 2014
Committee Memberships: Compensation; Nominating and Corporate Governance

Mr. Gilliam has served as Chief Executive Officer of NES Fircroft, a global solutions company specializing in recruiting and deploying engineering talent to meet client needs in more than 65 countries, since 2014. Mr. Gilliam was previously a Managing Director and Operating Partner of AEA Investors LP from 2013 to 2014. Prior to joining AEA Investors LP, Mr. Gilliam was the CEO of Adecco Group North America, a multi-brand specialty staffing and workforce solutions company, from 2007 to 2012. Mr. Gilliam spent twenty years with PricewaterhouseCoopers LLP and then IBM Business Consulting Services when it acquired PricewaterhouseCoopers Consulting in 2002. At IBM, Mr. Gilliam led the global supply chain management consulting services business, as well as the Americas consumer, wholesale distribution and software industry practices. Mr. Gilliam currently serves on the board of Lennar Corporation, a publicly traded company, and previously served on the board of Work Market, Inc., a privately held company.
Theron I. Gilliam
Age: 56	Skills and Qualifications:
Director Since: 2014	Mr. Gilliam has significant executive experience and expertise in matters related to supply chain management and human resources.
Committee Memberships: Compensation; Nominating and Corporate Governance

Mr. Lewis served as President and Chief Executive Officer of BlueLinx Holdings Inc., a leading distributor of building and industrial products in the United States, from 2014 to June 2021, and remains an advisor to the Chief Executive Officer and a director of BlueLinx. Prior to BlueLinx, Mr. Lewis served as President and Chief Executive Officer of Euramax Holdings, Inc., (now known as OmniMax International, Inc.), a building products manufacturer, from 2008 to 2013. Prior to serving as President and Chief Executive Officer of Euramax, Mr. Lewis served as Chief Operating Officer from 2005 to 2008, Executive Vice President from 2002 to 2005, and group Vice President of Euramax and its predecessor companies from 1997 until 2002. From 1992 to 1997, Mr. Lewis served as President of Amerimax Building Products, Inc. Prior to 1992, Mr. Lewis served as Corporate Counsel with Alumax Inc. and practiced law with Alston & Bird LLP, specializing in mergers and acquisitions. Mr. Lewis currently serves on the board of BlueLinx Holdings Inc., a publicly traded company. Mr. Lewis previously served on the board of Euramax Holdings, Inc., a privately held company.
Mitchell B. Lewis
Age: 59
Director Since: 2019
Committee Memberships: Audit; Nominating and Corporate Governance	Skills and Qualifications:
Mr. Lewis has extensive experience in executive leadership positions of major corporations in our industry and has substantial legal experience.

Mr. Turner is currently our President and Chief Executive Officer. Mr. Turner was appointed as our President, effective May 1, 2019, and as our Chief Executive Officer, effective August 2, 2019. Prior to joining us, Mr. Turner served as President of Dal-Tile, a division of Mohawk Industries, Inc., the world’s leading global flooring manufacturer, since January 2012. Mr. Turner began his career with Dal-Tile in 1990, progressing through a series of sales, operations and management roles. In 2005, Mr. Turner was promoted to Senior Vice President of Sales. From 2008 to 2011, he served as Senior Vice President of Operations — Dal-Tile, and from 2011 until his 2012 promotion to President of Dal-Tile, he served as Chief Operating Officer — Dal-Tile.

Skills and Qualifications:
John C. Turner, Jr.	Mr. Turner has considerable executive experience in our industry as well as intimate knowledge of our business as our President and Chief Executive Officer.
Age: 53
Director Since: 2019
Committee Memberships: None

The following directors’ terms will continue until the 2022 Annual Meeting of Stockholders:

Ms. Bachmann served as Executive Vice President, Chief Merchandising and Operating Officer of Big Lots, Inc. (“Big Lots”), a leading discount retailer operating over 1,400 stores in 47 states, from 2015 to 2020. Prior to that, she served as Executive Vice President, Chief Operating Officer from 2012 to 2015 and as Executive Vice President, Supply Chain Management and Chief Information Officer from 2010 to 2012. Ms. Bachmann joined Big Lots as Senior Vice President, Merchandise Planning, Allocation and Presentation in March 2002. Prior to joining Big Lots, her roles included Senior Vice President of Planning and Allocation for Ames Department Stores Inc. and Vice President of Planning and Allocation for the Casual Corner Group, Inc. Ms. Bachmann currently serves on the board of Dorman Products, Inc., a publicly traded company.
Lisa M. Bachmann	Skills and Qualifications:
Age: 60	Ms. Bachmann has substantial experience and expertise in corporate finance, strategic planning, investments and supply chain management.
Director Since: 2020
Committee Memberships: Audit; Nominating and Corporate Governance

Ms. McClure served as Senior Vice President on the Executive Management Committee of United Parcel Service, Inc. from 2005 to 2019. Ms. McClure held various executive roles at UPS, including General Counsel and Corporate Secretary, Chief Human Resources Officer, and Senior Vice President of Compliance, Public Affairs, Communications, and Labor. Ms. McClure joined UPS in 1995 as Labor and Employment Counsel and subsequently held various roles in the legal department, compliance and operations before being promoted to the senior leadership team. Prior to joining UPS, Ms. McClure practiced with the Troutman Sanders law firm, focusing on civil litigation and labor and employment law. Ms. McClure currently serves on the board of the following publicly traded companies: Lennar Corporation and JetBlue.
Teri P. McClure	Skills and Qualifications:
Age: 57	Ms. McClure has broad executive experience and expertise in human capital strategy, executive compensation, compliance and regulatory, corporate governance, and legal matters.
Director Since: 2019
Committee Memberships: Compensation; Nominating and Corporate Governance

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Our Board and management team are committed to strong corporate governance. We believe that strong corporate governance helps to ensure that the Company is managed for the long-term benefits of our stockholders and helps build public trust. We regularly review and consider our corporate governance policies and practices in the context of current corporate governance trends, regulatory changes and recognized best practices, taking into consideration the perspectives of our stockholders.
We have adopted the GMS Inc. Corporate Governance Guidelines (our “Corporate Governance Guidelines”), which provide a framework for the governance of the Company as a whole and describe the principles and practices that the Board follows in carrying out its responsibilities. Our Corporate Governance Guidelines address, among other things:
•    the composition, structure and policies of the Board and its committees;
•    director qualification standards;
•    expectations and responsibilities of directors;
•    management succession planning;
•    the evaluation of Board performance;
•    principles of Board compensation; and
•    communications with stockholders and non-management directors.
Our Corporate Governance Guidelines further provide that the Board, acting through the Nominating and Corporate Governance Committee (as described below), conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. In addition, our Corporate Governance Guidelines provide that each committee conduct a self-evaluation and compare its performance to the requirements of its charter.
Our Corporate Governance Guidelines are posted on our website at investor.gms.com/govdocs. Our Corporate Governance Guidelines are reviewed by the Nominating and Corporate Governance Committee from time to time to ensure that they effectively promote the best interests of both the Company and the Company’s stockholders and that they comply with all applicable laws, regulations and NYSE requirements.
Over the past two years, we added four additional independent board members, Teri P. McClure, Lisa M. Bachmann, Mitchell B. Lewis and Randolph W. Melville. Ms. McClure, Mr. Lewis and Mr. Melville have significant public company and corporate governance experience. Ms. McClure is also our first female and African American director. Ms. Bachmann is our second female director and Mr. Melville is our second African American director.
At last year’s Annual Meeting, our stockholders approved to declassify our Board, eliminate supermajority voting requirements from our Charter and Bylaws, as well as other obsolete provisions related to our former equity sponsors, and provide our Board with the flexibility to amend our Bylaws without the need for stockholder approval. These changes to our Charter and Bylaws further strengthened our corporate governance principles and are consistent with our continued evolution to a widely-held company and modernize provisions of our Charter and Bylaws.
Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available on our website at investor.gms.com/govdocs. In the event that we amend or waive certain provisions of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, we will disclose the same on our website.

Environmental and Social Responsibility

We are committed to conducting business in a manner that aligns with our values, promotes environmental sustainability, embodies socially responsible business practices, protects data used in our business, and supports our employees. Our Board, via the Nominating and Corporate Governance Committee, oversees our environmental, social and governance programs and performance. We maintain an information page on our website dedicated to our various environmental and social efforts and initiatives, which is available at gms.com/about-us/corporate-responsibility and includes our Vision, Mission, Values; our Human Rights and Environmental Responsibility policies; and information on our Cyber Security & Data Protection and Safety programs.

As part of our environmental and social responsibility efforts, we have undertaken a number of initiatives since the beginning of fiscal 2021, including:

•Formally incorporated Environmental, Social, and Governance oversight into the charter for the Nominating and Corporate Governance Committee of the Board of Directors;
•Continued development of our inclusion and diversity program including hiring a dedicated leader to drive these efforts, initiating a listening tour, launching a new speaker series, the formation of our Inclusion Council, and the creation of an Inclusion and Diversity vision, mission statement and strategy;
•Alignment and disclosures under the Sustainability Accounting Standards Board (SASB) Framework;
•Continued efforts to improve the efficiency and safety of our vehicle fleet through company-wide adoption of best-in-class fleet optimization and logistics software and technology, among other initiatives; and
•Continued improvement in our cyber security posture utilizing industry best practices including National Institute of Standards and Technology (NIST) and International Organization for Standardization (ISO) 27001 frameworks.

Board Composition

Our Board was previously divided into three classes, with members of each class serving staggered three-year terms. At the 2020 annual meeting of stockholders, our stockholders approved amendments to our Charter to declassify our Board and to provide for the annual election of directors, beginning at the 2021 Annual Meeting of Stockholders. The amendments provide for the phased elimination of the classified structure of the Board over a three-year period and will result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2023 annual meeting of stockholders.

Director Independence and Independence Determinations

NYSE listing standards require us to have a majority of independent directors on our Board. Under our Corporate Governance Guidelines and NYSE listing standards, a director is not independent unless our Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board has affirmatively determined that Lisa M. Bachmann, Peter C. Browning, John J. Gavin, Theron I. Gilliam, Mitchell B. Lewis, Teri P. McClure, Randolph W. Melville and J. David Smith are independent directors under the rules of the NYSE and independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. Mr. John C. Turner, Jr., our President and Chief Executive Officer, is not independent because of his position as an executive officer.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board. These positions are currently held by John C. Turner, Jr., as our Chief Executive Officer, and John J. Gavin, as the Chairman of the Board. We believe this leadership structure is appropriate for our Company due to the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairman of the Board provides guidance to the Chief Executive Officer, chairs board meetings and executive sessions of our independent directors, sets the agendas for meetings of our Board as well as provides information to the members of our Board in advance of such meetings. In addition, separating the roles of Chief Executive Officer and Chairman of the Board allows the Chairman to provide oversight of our management.
Board Oversight of Risk Management

Our Board administers its risk oversight function primarily through the Audit Committee. To that end, our Audit Committee meets at least quarterly with our Chief Financial Officer and our independent auditors where it receives regular updates regarding our management’s assessment of risk exposures including liquidity, credit and operational risks, cybersecurity risks and the process in place to monitor such risks and review results of operations, financial reporting and assessments of internal controls over financial reporting. Our Board believes that its administration of risk management has not affected the Board’s leadership structure, as described above.
Furthermore, the Chief Executive Officer’s membership on, and collaboration with, the Board allows our Chief Executive Officer to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. Our Chief Executive Officer is available to the Board to address any questions from other directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.
Director Selection Process

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director nominees and recommending to the Board those candidates to be nominated for election to the Board. The Nominating and Corporate Governance Committee does not apply any specific minimum qualifications when considering director nominees. Instead, the Nominating and Corporate Governance Committee considers all factors it deems appropriate, which may include, among others (a) ensuring that the Board, as a whole, is appropriately diverse and the extent to which a candidate would fill a present need on the Board, (b) the Board’s size and composition, (c) our corporate governance policies and any applicable laws, (d) individual director performance, expertise, relevant business and financial experience, integrity and willingness to serve actively, (e) the number of other public and private company boards on which a director candidate serves and (f) consideration of director nominees properly proposed by third parties with the legal right to nominate directors or by stockholders in accordance with our Bylaws. The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. As a matter of practice, the Board considers diversity in the context of the Board as a whole and takes into account considerations relating to race, ethnicity, gender and the range of perspectives that the directors bring to their work. Stockholders may also nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in the Company’s Amended and Restated Bylaws, whose qualifications the Nominating and Corporate Governance Committee will consider.
Meetings of the Board and Committees

During the fiscal year ended April 30, 2021, the Board held eleven meetings. All of the directors who served during the fiscal year ended April 30, 2021 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenure. Directors are expected to make best efforts to attend all Board meetings, all meetings of the committee or committees of the Board of which they are a member and the annual meeting of stockholders. Attendance by telephone or videoconference is deemed attendance at a meeting.
Pursuant to our Corporate Governance Guidelines, our Board currently plans to hold at least four meetings each year, with additional meetings to occur (or action to be taken by unanimous consent, either in writing or by electronic transmission) at the discretion of the Board.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, in order to ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings with no members of management present. The Chairman of the Board presides at the executive sessions.
Communications with the Board

Any interested parties wishing to communicate with, or otherwise make his or her concerns known directly to the Board or chairperson of any of the Audit, Compensation and Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel and Corporate Secretary of the Company, 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084. The General Counsel and Corporate Secretary will forward such communications to the appropriate party as soon as practicable. Such communications may be done confidentially or anonymously.
Committees of the Board

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, as described below. Currently, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consist entirely of independent directors. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter approved by the Board, copies of which are available on our website at investor.gms.com/govdocs.
The following table shows the current membership of each committee of our Board and the number of meetings held by each committee during the fiscal year ended April 30, 2021:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Lisa M. Bachmann	✓		✓
Peter C. Browning		✓	Chair
John J. Gavin	Chair		✓
Theron I Gilliam, Jr.		✓	✓
Mitchell B. Lewis	✓		✓
Teri P. McClure		✓	✓
Randolph W. Melville(1)	✓		✓
J. David Smith	✓	Chair	✓
Number of Fiscal Year 2021 Meetings	8	6	3
___________________________________
(1)Effective November 6, 2020, the Board appointed Randolph W. Melville to serve as a director until the 2021 Annual Meeting of Stockholders or until his earlier resignation or removal. The Board also appointed Mr. Melville to serve on the Audit Committee and the Nominating and Corporate Governance Committee of the Board.
Audit Committee
Currently, the members of the Audit Committee are Mr. John J. Gavin, as Chairman, Ms. Lisa M. Bachmann, Mr. Mitchell B. Lewis, Mr. Randolph W. Melville and Mr. J. David Smith. Mr. Gavin qualifies as our “audit committee financial expert” within the meaning of regulations adopted by the SEC. The Audit Committee recommends the annual appointment and reviews independence of auditors and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions, and investigations into matters related to audit functions. The Audit Committee is also primarily responsible for overseeing risk management on behalf of our Board. See “—Board Oversight of Risk Management.” Our Audit Committee consists entirely of independent directors.

The charter of the Audit Committee permits the committee to, in its discretion, delegate its duties and responsibilities to one or more subcommittees as it deems appropriate.
Compensation Committee
Currently, the members of the Compensation Committee are Mr. J. David Smith, as Chairman, Mr. Peter C. Browning, Mr. Theron I. Gilliam and Ms. Teri P. McClure. The principal responsibilities of the Compensation Committee are to review and approve matters involving executive and director compensation, recommend changes in employee benefit programs, authorize equity and other incentive arrangements, and authorize our Company to enter into employment and other employee related agreements. Our Compensation Committee consists entirely of independent directors.
The charter of the Compensation Committee permits the committee to, in its discretion, delegate its duties and responsibilities to a subcommittee of the Compensation Committee as it deems appropriate and to the extent permitted by applicable law. All proposed delegations of duties of must be adopted by a resolution of the Compensation Committee and reviewed for compliance with the corporate governance standards of the NYSE, the rules and regulations of the SEC and Delaware corporate law.
In making executive compensation decisions during fiscal 2021, the Compensation Committee received advice from an independent compensation consultant, Aon Consulting, Inc. (“Aon Consulting”). During fiscal year 2021, Aon Consulting’s services to the Company included evaluating the competitive positioning of our executive officers’ base salaries, annual incentive, and long-term equity incentive compensation relative to our primary peer group; advising the Compensation Committee on chief executive officer and other executive officer target award levels within the long-term equity incentive program and, as needed, on actual compensation actions; briefing the Compensation Committee on executive compensation trends among our peers and broader industry; evaluating the potential impact of our equity programs on annual share use, run rate and total dilution and providing input on the reasonableness of alternative actions related to outstanding and prospective equity grants; providing recommendations for improving the alignment with competitive practices; and providing ongoing advice as needed.
Aon conducted an annual review of its performance, and prepared an annual independence document for the Compensation Committee that provided assurances and confirmation of the consultant’s independent status under the SEC’s and NYSE’s standards. The Compensation Committee then evaluated Aon Consulting’s independence annually pursuant to the SEC’s rules and the NYSE’s rules. In making its determination, the Compensation Committee took into account, among other things, that no member of the Aon Consulting team that works for the Compensation Committee has either a business or personal relationship with either any member of executive management or member of the Compensation Committee as defined by the NYSE’s rules.
Based on all considerations, the Compensation Committee concluded that no conflict of interest existed in connection with the executive compensation services and considered Aon Consulting to be independent.
Although Aon Consulting is retained directly by the Compensation Committee, Aon Consulting personnel interact with our executive officers as needed, specifically the Chief Executive Officer, Chief Human Resources Officer and General Counsel and their staffs to provide the Compensation Committee with relevant compensation and performance data for our executives and the Company. In addition, Aon Consulting personnel interact with management to confirm information, identify data questions, and/or exchange ideas.
Nominating and Corporate Governance Committee
Currently, the members of the Nominating and Corporate Governance Committee are Mr. Peter C. Browning, as Chairman, Ms. Lisa M. Bachmann, Mr. John J. Gavin, Mr. Theron I. Gilliam, Mr. Mitchell B. Lewis, Ms. Teri P. McClure, Mr. Randolph W. Melville and Mr. J. David Smith. The Nominating and Corporate Governance Committee assists our Board in identifying individuals qualified to become board members, makes recommendations for nominees for committees and develops, recommends to the Board and reviews our corporate governance principles. Our Nominating and Corporate Governance Committee consists entirely of independent directors.
The charter of the Nominating and Corporate Governance Committee permits the committee to, in its sole discretion, delegate its duties and responsibilities to one or more subcommittees as it deems appropriate.

Succession Planning

The Board is responsible for the succession planning process for the directors, Chairman of the Board, the Chief Executive Officer and other executive officer positions. Succession planning for directors and key Company positions is a principal focus of the Nominating and Corporate Governance Committee as well as the full Board. During the year ended April 30, 2021, we added one additional independent board member, Mr. Randolph W. Melville, effective November 6, 2020. In addition, one of our non-independent Board members, Mr. Richard K. Mueller, resigned effective October 19, 2020.
The Company has worked, using both internal and external resources, to integrate succession planning with leadership development in an effort to help ensure that high-potential employees obtain the experience, skills and development opportunities necessary to assume, and succeed in, future leadership roles within the organization.

Compensation Committee Interlocks and Insider Participation

Mr. Smith, Mr. Browning, Mr. Gilliam and Ms. McClure were members of the Compensation Committee during fiscal 2021, none of whom was an officer or employee of the Company at any time. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee. None of our executive officers served as a member of the compensation committee of an entity that has an executive officer serving as a director on the Board. No interlocking relationship exists between any member of our Compensation Committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.
Hedging Policy

The Company’s Securities Trading Policy prohibits all directors and executive officers of the Company from effecting short sales, put options, call options or other derivative securities, holding securities in a margin account or otherwise pledging securities as collateral for a loan or hedging or similar monetization transactions with respect to the Company’s common stock.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee routinely reviews the performance and retention of our independent registered public accounting firm.
The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended April 30, 2022. We have engaged Ernst & Young LLP as our independent registered public accounting firm since August 2017. A representative of Ernst & Young LLP will be present at the Annual Meeting to answer questions of stockholders and will have the opportunity, if desired, to make a statement.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING APRIL 30, 2022.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES

The following table presents the fees billed by Ernst & Young LLP, our independent auditors for the fiscal years ended April 30, 2021 and 2020:

Type of Fees	Fiscal Year Ended April 30, 2021	Fiscal Year Ended April 30, 2020
Audit Fees(1)	$2,865,646	$2,958,000
Audit-Related Fees(2)	165,000	120,000
Tax Fees(3)	—	46,350
All Other Fees(4)	60,000	—
Total	$3,090,646	$3,124,350
___________________________________
(1)Audit fees consist of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under audit fees. Audit-related fees in fiscal 2021 include fees for services provided in connection with the Company's senior notes offering in April 2021 and fees for services provided in connection with a registration statement on Form S-8.

(3)Tax fees are fees for a variety of permissible services relating to tax compliance, tax planning and tax advisory services.

(4)All other fees relate to professional services not included in the categories above. All other fees in fiscal 2021 include due diligence services provided in connection with a potential business combination.

The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT RELATED
SERVICES OF INDEPENDENT AUDITORS
The Audit Committee is responsible for the appointment, compensation, retention, oversight and termination of the Company’s independent registered public accounting firm. The Audit Committee has adopted a policy requiring that substantially all audit, audit-related and non-audit services provided by the independent auditor be pre-approved by the Audit Committee. Pre-approval is not necessary for certain minor non-audit services that (i) do not constitute more than 5% of the total amount paid by the Company to its independent registered public accounting firm during the fiscal year the non-audit services were provided; (ii) were not recognized by the Company to be non-audit services at the time of the engagement for such services; and (iii) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee may delegate authority to one or more independent members of the Audit Committee to grant pre-approvals of audit and permitted non-audit services, provided that any such pre-approvals are presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee has adopted a policy that prohibits our independent auditors from providing the following services:
•    bookkeeping or other services related to the accounting records or financial statements of the Company;
•    financial information systems design and implementation;
•    appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports;
•    actuarial services;
•    internal audit outsourcing services;
•    management functions or human resources;
•    broker or dealer, investment adviser or investment banking services;
•    legal services and expert services unrelated to the audit; and
•    any other service that the Public Company Accounting Oversight Board prohibits through regulation.
The Audit Committee’s pre-approval policy is included in the Audit Committee Charter, which is available on our website at investor.gms.com/govdocs.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is currently comprised of Mr. John J. Gavin, as Chairman, Ms. Lisa M. Bachmann, Mr. Mitchell B. Lewis, Mr. Randolph W. Melville and Mr. J. David Smith. The Audit Committee oversees GMS Inc.’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including maintaining an effective system of internal controls over financial reporting. The Audit Committee meets separately with management, the internal auditors and the independent registered public accounting firm. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at investor.gms.com/govdocs. The charter, among other things, provides that the Audit Committee has full authority to appoint, compensate, retain, oversee and terminate when appropriate, the independent registered public accounting firm.
In addition to fulfilling its oversight responsibilities as set forth in its charter and further described above in the section of this Proxy Statement entitled “Corporate Governance and Board Matters—Committees of the Board—Audit Committee,” the Audit Committee has done the following things:
•reviewed and discussed the audited financial statements in GMS Inc.’s annual report on Form 10-K for the fiscal year ended April 30, 2021 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;
•reviewed with Ernst & Young LLP, GMS Inc.’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of GMS Inc.’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence;

•discussed with Ernst & Young LLP its independence from management and GMS Inc. and considered whether Ernst & Young LLP could also provide non-audit services without compromising the firm’s independence;

•discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61., as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the PCAOB in Rule 3200T); and

•discussed with the Company’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits, and then met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of GMS Inc.’s internal controls and the overall quality of GMS Inc.’s financial reporting.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended April 30, 2021, for filing with the SEC.
This report has been furnished by the members of the Audit Committee of the Board:

Audit Committee

John J. Gavin, Chairman Lisa M. Bachmann Mitchell B. Lewis Randolph W. Melville J. David Smith

MANAGEMENT

The following table sets forth, the name and age of each current executive officer of the Company, indicating all positions and offices with us currently held by such executive officer:

Name	Age	Position
John C. Turner, Jr.	53	President, Chief Executive Officer and Director
Scott M. Deakin	55	Vice President and Chief Financial Officer
Craig D. Apolinsky	54	Vice President, General Counsel and Corporate Secretary
Set forth below are descriptions of the backgrounds of each current executive officer of the Company who are not directors. The background for John C. Turner, Jr., who is also a director, is provided in the section entitled “Proposal 1—Election of Directors” of this Proxy Statement.
Scott M. Deakin, our Vice President and Chief Financial Officer, joined us in 2019. Prior to joining us, Mr. Deakin served as the President of the Thermal Acoustical Solutions segment of Lydall, Inc., a publicly-traded global manufacturer of specialty engineered products from 2017 to 2019. Prior to that, he served as Executive Vice President and CFO of Lydall, Inc. where he oversaw its finance and accounting organization from 2015 to 2018. Mr. Deakin previously served as Executive Vice President, Chief Financial Officer of Ensign-Bickford Industries, Inc. from 2009 to 2015. Earlier in his career he also held the role of Senior Vice President, Corporate Development at Barnes Group, Inc. from 2007 to 2009 and various operating and finance roles during his 12 years at Eaton Corporation. He began his career at Deloitte and PricewaterhouseCoopers, LLP. Mr. Deakin holds an MBA from Carnegie Mellon University and a Bachelor of Science in Business Administration from Bowling Green State University.
Craig D. Apolinsky, our Vice President, General Counsel and Corporate Secretary, joined us in July 2015. Prior to joining us, Mr. Apolinsky was a corporate and mergers and acquisitions attorney with the law firm of Taylor English Duma LLP from December 2014 until July 2015. From September 2008 until May 2014, Mr. Apolinsky served as Executive Vice President, General Counsel and Corporate Secretary for Alere Health, LLC, a healthcare services company. Previously he served as Senior Vice President, General Counsel and Corporate Secretary for Merge Healthcare Incorporated from April 2007 until August 2008. From 2005 until 2007 he worked for Gold Kist Inc., most recently serving as its Deputy General Counsel and Assistant Secretary. Prior to joining Gold Kist in 2007, Mr. Apolinsky was a partner at Alston & Bird LLP, where he practiced in the areas of corporate, securities and mergers and acquisitions for eleven years. Mr. Apolinsky received his law degree from the University of Texas at Austin School of Law and his undergraduate degree from the University of Virginia.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is providing the Company’s stockholders with the opportunity to cast an advisory vote on our executive compensation program, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proposal is commonly known as a “say on pay” proposal.
The section of this Proxy Statement entitled “Compensation Discussion and Analysis” describes the Company’s executive compensation program that is designed to provide opportunities for our named executive officers to earn incentive compensation based on the achievement of company performance goals balanced with compensation elements intended to retain our management talent over the long-term. We believe we utilize an appropriate mix of fixed and variable compensation elements, including salary, short-term cash bonus opportunities and long-term incentives in the form of equity-based compensation, to retain and motivate our named executive officers. We encourage you to review the section of this Proxy Statement entitled “Compensation Discussion and Analysis” for additional details.
Under our Bylaws, the below resolution will be approved if the votes cast “FOR” its approval exceed the votes cast “AGAINST” its approval. Abstentions and non-votes by brokers, banks and other nominee holders of record will not be counted as votes for or against the below resolution.
The Board recommends that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as follows:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved.
As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee and the Board value the opinions expressed by the Company’s stockholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL 3 TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The discussion that follows describes the executive compensation program for our named executive officers (“NEOs”). This Compensation Discussion and Analysis (“CD&A”) is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.
The following executive officers constituted our NEOs for fiscal year 2021:

Name	Title
John C. Turner, Jr.	President and Chief Executive Officer
Scott M. Deakin	Vice President and Chief Financial Officer
Craig D. Apolinsky	Vice President, General Counsel and Corporate Secretary

I.    Executive Summary

In fiscal 2021, GMS continued its growth as we gained momentum in the specialty distribution market of the construction industry. We experienced an adverse impact on our operations during fiscal 2021 due to the COVID-19 pandemic, including a decrease in demand for our products and disruption of our business operations during the first three quarters of the fiscal year. However, the U.S. residential market experienced an increase in demand and activity during the latter half of fiscal 2021, as did the Canadian housing market. In addition, we were able to respond quickly to reduce variable costs and improved our selling, general and administrative expenses as a percentage of sales. During fiscal 2021, we increased net sales to $3.3 billion through both organic growth and acquisitions. We believe this growth has well-positioned the Company to continue delivering strong results to our stockholders in future years.
Highlights of our fiscal 2021 performance include the following:
•    Generated net sales of $3,298.8 million, a 1.8% increase from the prior fiscal year. Organic net sales increased 0.4% from the prior fiscal year.
•    Generated net income of $105.6 million, or $2.44 per diluted share, compared to $23.4 million, or $0.55 per diluted share, in the prior fiscal year.
•    Generated Adjusted EBITDA(1) of $319.4 million, or 9.7% of net sales, compared to Adjusted EBITDA of $299.8 million, or 9.2% of net sales, in the prior fiscal year.
•    Completed one acquisition consisting of three branches in Canada.
•    Opened six new branch locations.
•    Generated cash provided by operating activities of $153.3 million.

___________________________________
(1)    Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the Company. Adjusted EBITDA, as we define it, is an amount equal to net income (loss) plus interest expense and related items, income taxes, stock compensation, depreciation and amortization, further adjusted to exclude other non-cash items and certain other adjustments. See Appendix A for a reconciliation of Adjusted EBITDA to the most comparable measure reported in accordance with GAAP.

Our compensation program is designed to reward executives for achievement of the Company’s short- and long-term performance goals. Our Company’s performance is highly dependent on the talents, skills and engagement of our people. As such, our executive compensation program is designed to: (1) attract highly qualified individuals; (2) retain those individuals in a competitive marketplace for executive talent; and (3) motivate performance in a manner that supports achievement of our mission to increase stockholder value while ensuring that these programs do not encourage excessive risk-taking.
We believe our executive compensation program as developed and implemented, and as presented in this CD&A, achieves these objectives and is appropriate for a company in our industry and at our stage of growth.
Pay Program Overview

We believe that the design and structure of our pay program, and in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of stockholders. Our compensation programs are designed to attract, motivate and retain qualified and talented executives, inducing them to achieve our business goals and rewarding them for superior short- and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.
In doing so, we have selected the following framework to achieve these objectives:

Base Salary	Fixed cash component of pay based on individual scope of experience and responsibilities, performance against goals, peer and industry practices.

Annual Incentives	Variable cash component of pay intended to motivate and reward our executives for the achievement of select strategic goals of the Company.
In fiscal year 2021, our annual incentives continued to be based on two corporate performance metrics: (1) Adjusted EBITDA (weighted 80%) and (2) Working Capital Turns (weighted 20%).

Long-Term Equity Incentives
Variable stock-based component of pay designed to motivate executives to deliver long-term stockholder value, while also providing a retention vehicle for our top executive talent.
In fiscal year 2021, equity awards were granted with a three-year vesting term as:

• Stock Options (50%)
• Restricted Stock Units (“RSUs”) (50%)

2021 Target Pay Mix
Consistent with our philosophy of aligning executive pay with the short- and long-term performance of the Company, and to align the interests of management and stockholders, the Company’s compensation programs are designed to provide a significant portion of executive compensation in the form of variable, at-risk, incentive pay as shown in the graphics below:

Compensation Governance Highlights
The Compensation Committee regularly reviews best practices in executive compensation and uses the guidelines below to design our compensation programs.

Consideration of Last Year’s Say-on-Pay Vote

At the 2020 Annual Meeting of Stockholders, our say-on-pay proposal received strong support, garnering support from 98% of shares cast. The Company is pleased with these results and believes that stockholders have a positive view of our executive compensation philosophy, policies and programs. The Compensation Committee took these results into account by continuing to emphasize our pay-for-performance philosophy which utilizes performance measures that provide incentives to deliver value to our stockholders.
II.    Executive Compensation Philosophy and Objectives
For fiscal 2021, the objectives of the executive compensation program included the following:
•    balancing an entrepreneurial focus with the need to set and achieve pre-determined goals;
•    aligning with best practices and standards as determined by peer practices and institutional stockholders;
•    basing annual reward opportunities on performance measures linked to stockholders value creation;
•    providing substantial, but capped upside on cash incentives that is linked to superior performance; and
•    requiring a threshold level of performance in order for any award to be earned.
III.    Pay Components

Base Salary
We believe that the provision of base salary plays an important role in attracting and retaining top executive talent by providing executives with a predictable level of income. Base salaries represent a fixed portion of our NEOs’ compensation and vary by job responsibility. The Compensation Committee reviews our NEOs’ base salaries annually, though it may make periodic base salary adjustments in connection with an NEO’s promotion, change in job responsibility, or when otherwise necessary for equitable reasons. In connection with its review and determination of base salaries, the Compensation Committee will consider market data, the level of the executive’s compensation (individually and relative to the other executives), the level of the executive’s performance and, for the base salaries for executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.
In response to the COVID-19 pandemic, salary increases were delayed from starting at the beginning of fiscal 2021. As our business results stabilized, the Compensation Committee approved increases to the NEO’s base salaries effective January 1, 2021, consistent with actions taken for other employees. The following table sets forth our NEOs’ base salaries for fiscal 2021:

Executive	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary(1)	% Change
John C. Turner, Jr.	$750,000	$772,500	3.0%
Scott M. Deakin	500,000	515,000	3.0%
Craig D. Apolinsky	405,600	417,768	3.0%
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(1)Salary increases became effective January 1, 2021. The prorated amount of base salary for fiscal 2021 was $757,500, $505,000 and $409,656 for Mr. Turner, Mr. Deakin and Mr. Apolinsky, respectively.

Annual Incentives
The Company maintains the Annual Incentive Plan (the “AIP”) in order to drive the Company’s annual performance by linking variable compensation payments to achievement of Company performance. Cash incentives under the AIP are designed to support our strategic business, promote the maximization of Company profitability and encourage teamwork. In fiscal 2021, each of our NEOs was eligible to earn an annual cash incentive under the AIP, subject to the conditions described below.
Under the AIP, the Compensation Committee takes into consideration the Company’s performance as measured against pre-established business and/or financial goals at different levels of the Company’s operating structure. For fiscal 2021, annual cash incentives were based upon achievement of Adjusted EBITDA goals (weighted 80%) and Working Capital Turns goals (weighted 20%), as set forth below. Adjusted EBITDA and Working Capital Turns were selected because they are key performance metrics assessed by shareholders as driving the creation of shareholder value and used by management as key performance metrics to assess the Company’s performance. Eligible NEOs may earn between 0% and 200% of their target opportunities as set forth in the table below if the Company’s threshold targets are met, with interpolation being applied for performance above threshold levels.

Each of our NEOs is entitled to a target cash incentive equal to a percentage of his base salary, as set forth in the table below. The annual incentives under the AIP are subject to adjustment by the Compensation Committee, at its discretion, based on the executive’s individual performance and contribution to the Company during the year. The following table sets forth the annual cash incentive target, expressed as a percentage of base salary, for our NEOs for fiscal 2021 (which were the same as for fiscal 2020).

Executive	Target
John C. Turner, Jr.	100%
Scott M. Deakin	60%
Craig D. Apolinsky	60%
Mr. Turner, Mr. Deakin and Mr. Apolinsky are each eligible to earn between 0% and 200% of their annual cash incentive target amount.

The AIP performance targets and actual performance for fiscal year 2021 are summarized below:

					Actual Performance
Measures	Weighting	Threshold (25%)	Target (100%)	Maximum (200%)	Results	% Payout
Adjusted EBITDA[1] (in millions)	80%	$168.1	$280.2	$336.2	$319.4	137.00%
Working Capital Turns[2] (as a % of annual net sales)	20%	22.40%	18.40%	16.90%	17.31%	138.70%
Total						137.34%
___________________________________
(1)Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the Company. Adjusted EBITDA, as we define it, is an amount equal to net income (loss) plus interest expense and related items, income taxes, stock compensation, depreciation and amortization, further adjusted to exclude other non-cash items and certain other adjustments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of the financial condition from those determined under GAAP.

(2)Working Capital Turns equals the 12 month trailing average of trade accounts and notes receivable plus inventories less accounts payable, divided by annual net sales.

Based on the Company’s actual performance in fiscal 2021 and interpolation being applied for performance above threshold levels, Adjusted EBITDA was paid out at 137.0% of target and Working Capital Turns was paid out at 138.7% of target, for a total weighted annual cash incentive performance payout of 137.34%. The Compensation Committee did not exercise its discretion to adjust annual cash incentive amounts based on the executive’s individual performance and contribution to the Company during the year, and no adjustments were made for the impact of the pandemic on our results. The following table sets forth the annual cash incentives earned in fiscal 2021 under AIP for our NEOs:

Executive	2021 Earned Bonus
John C. Turner, Jr.	$1,060,952
Scott M. Deakin	424,381
Craig. D. Apolinsky	344,258

Long-Term Incentive Plan
The Company maintains a long-term incentive plan under which we may make grants of equity awards from time to time. The main objectives of the long-term incentive plan are to (1) directly link the executives to increasing stockholder value, (2) incentivize our executives to work towards the achievement of our long-term performance goals, (3) provide the Company a competitive means through which we may better attract able individuals to become executives, and (4) retain executives for a multiple year period by providing these individuals with stock ownership opportunities. For the foregoing reasons, we believe that providing our NEOs long-term equity compensation further advances and aligns the interests of the Company and its stockholders. As described above in the Compensation Determination Process section, we review the results of the benchmarking study to determine the mix of equity awards as well as the appropriate value that will be awarded to each executive. In determining the number of shares for the equity award, we use the grant date closing stock price for full value awards and the grant date Black-Scholes value for stock options.
In fiscal 2021, we granted a mix of the following equity awards:

Equity Award	Weighting	Vesting Schedule
RSUs	50% of grant value	Time-based over three years
Stock options	50% of grant value	Time-based over three years

    In August 2020, the Compensation Committee approved our annual equity award grants to our NEOs under the Company’s Equity Incentive Plan. These annual equity grants consisted of:

Executive	RSUs (#)	Stock Options (#)
John C. Turner, Jr.	49,082	103,417
Scott M. Deakin	12,804	26,978
Craig D. Apolinsky	11,203	23,606

The RSUs and stock options will vest over three years, with equal installments vesting on each of the first, second and third anniversaries of the grant date.
IV.    Compensation Determination Process

Role of Compensation Committee
Our Compensation Committee is responsible for overseeing our executive compensation philosophy and our executive compensation program, determining and approving the compensation for our executive officers, negotiating executive employment contracts, and helping to establish appropriate compensation for directors and other key employees. Our Compensation Committee regularly reports to our Board on its deliberations, but is ultimately responsible for compensation decisions.
Our Compensation Committee reviews, on at least an annual basis, our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes. It also reviews the compensation of our executive officers and makes decisions about the various components that comprise their compensation packages.

The appropriate mix and amount of compensation for each executive officer varies based on the level of the executive’s responsibilities. The Compensation Committee does not maintain any formal policy or formula for allocating the appropriate mix of compensation as it believes it is more important to remain flexible to respond to shifts in the marketplace in which the Company must compete to recruit and retain executive talent. Therefore, the Compensation Committee retains the authority to review our executive officers’ compensation periodically and to use its discretion to adjust the mix of compensation and the amount of any element of compensation as it deems appropriate.
Role of Management
The Company’s Chief Executive Officer is involved in the design and implementation of our executive compensation and typically shares his insight at the Compensation Committee meetings to provide financial or other background information or advice in such discussions. This enables our Compensation Committee to review the corporate and individual goals that the Chief Executive Officer regards as important to the achievement of our business objectives. In fiscal 2021, the Chief Executive Officer reviewed the analysis and recommendations of the Company’s executive compensation consultant with the Compensation Committee and made recommendations regarding proposed salary, equity awards and bonus for our officers (other than his own).
The Compensation Committee will continue to review base salaries and awards of cash bonuses and long-term incentives on an annual basis in order to determine whether the levels and allocation of the various elements of our executive officers’ compensation packages are appropriate. The Compensation Committee will make its decisions taking into account the Chief Executive Officer’s recommendations regarding the level and mix of compensation for our executive officers (other than for the Chief Executive Officer), including with respect to base salary, short-term incentive compensation and long-term incentive compensation. The Chief Executive Officer’s recommendations will be developed in consultation with our Chief Human Resources Officer and other Company representatives.
Role of Compensation Consultant
For fiscal year 2021, the Compensation Committee retained the services of Aon Consulting as independent executive compensation consultant, to advise the Compensation Committee on compensation matters related to the Company’s executive officer and director compensation programs. During fiscal year 2021, Aon Consulting assisted the Compensation Committee with, among other things:
•    analyzing executive market pay;
•    reviewing and making changes to the compensation peer group;
•    developing and refining executive and director pay programs; and
•    assisting with drafting our fiscal year 2020 Proxy Statement disclosures, including the Compensation, Discussion and Analysis section.
Use of Peer Group Data
To assess the appropriateness of our executive compensation program and compensation levels, our Compensation Committee, with the assistance of Aon Consulting, examines the competitive compensation data for senior executives of our peer companies as a reference group. The Compensation Committee uses the peer group to reference recent market data and understand the marketplace. However, the Committee also recognizes the importance of flexibility and considers other factors as well, such as individual performance, experience, history and scope of responsibility, current market conditions and the specific needs of the business at critical points in time.
During fiscal year 2021, Aon Consulting presented a compensation benchmarking study to the Compensation Committee at its request, which included market data based on the peer group companies listed below. The Compensation Committee used the benchmarking study as a comparative tool in its evaluation of the Company’s executive compensation program in relation to companies believed to represent the appropriate comparable labor market for executive talent and to provide context for executive compensation.

The general criteria Aon Consulting used for peer selections, which criteria were approved by the Compensation Committee, includes the following:
•    Revenues: companies with revenue of $1.1 billion to $6.3 billion; 1/3rd to 2x GMS’ revenue (using full year analyst estimate)
•    Market Capitalization: companies of similar market capitalization
•    Industry: building products distributors or manufacturers of building products
•    Region: operating in the U.S. with limited or no international scope
•    Company Type: public companies only

For fiscal 2021, the Company’s peer group consisted of the following 20 companies(1):

A.O. Smith Corporation	Boise Cascade Company	MRC Global Inc.
Applied Industrial Technologies, Inc.	Builders FirstSource, Inc	MSC Industrial Direct Co. Inc.
Armstrong World Industries, Inc.	Cornerstone Building Brands, Inc.	Simpson Manufacturing Co., Inc.
Atkore International Group Inc.	Fastenal Company	SiteOne Landscape Supply, Inc.
Beacon Roofing Supply, Inc.	Foundation Building Materials	TopBuild Corp.
BlueLinx Holdings, Inc.	HD Supply	Watsco, Inc.
BMC Stock Holdings, Inc.	Lennox International Inc.
___________________________________
(1)HD Supply was acquired by Home Depot, Inc. on December 24, 2020, BMC Stock Holdings, Inc. was acquired by Builders FirstSource, Inc. on January 1, 2021 and Foundation Building Materials was acquired by a private equity firm on January 29, 2021. In addition, for fiscal 2021, Kaman Corporation was removed from the peer group that was used in fiscal 2020 following the divestiture of their distribution business. There were no other changes from the peer group used in fiscal 2020.

Risk Analysis of Compensation Program
The Compensation Committee reviewed our compensation program to determine if the elements encourage excessive or unnecessary risk taking that is reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s compensation program offers an appropriate mix of fixed compensation and short- and long-term variable compensation so as to mitigate the motivation to take high levels of business risk. As a result, the Compensation Committee believes that our compensation program does not encourage unreasonable risk taking that is reasonably likely to have a material adverse effect on the Company.

V.    Additional Compensation Practices and Policies
Stock Ownership Guidelines
The Company has stock ownership guidelines for our senior leaders and independent members of the Board to further align the interests of our senior leaders and independent members of the Board with our stockholders. Pursuant to these guidelines, each senior leader or independent member of the Board is required to own specified levels of our common stock. Individuals are expected to meet the standards set forth in the guidelines within five years after the date of adoption of the guidelines or his or her promotion to a position included in the guidelines.

Position	Requirement
Chief Executive Officer	5x base salary
Other Named Executive Officers	1.5x base salary
Non-executive directors	5x annual cash retainer
Incentive Compensation Clawback Policy
All equity and cash awards are subject to the Company’s Incentive Compensation Clawback Policy. The Company reserves the right to “clawback” certain cash and equity incentive-based compensation upon the occurrence of certain events. Upon the occurrence of a triggering event, such as when the employee engaged in willful action or willful inaction that materially contributes to or results in a restatement, the Board may, in its sole discretion, after evaluating the associated costs and benefits, recover all or any portion of the recoverable incentive paid to the employee during the applicable period. In addition, the Board may, in its sole discretion and in the reasonable exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding such triggering event so as to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.
Retirement Benefits
The Company provides retirement benefits to the NEOs, including matching contributions, under the terms of its tax-qualified defined contribution plan (the “401(k) Plan”). The NEOs participate in the 401(k) Plan on the same terms as our other participating employees. We believe that the retirement benefits provided under the 401(k) Plan are analogous to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans for any of its executive officers. In June 2020, the Company temporarily suspended matching contributions under the 401(k) Plan in response to the COVID-19 pandemic. In January 2021, the Company resumed its matching contributions.
Severance and Change in Control Payments
We believe that employment agreements assist us in attracting and retaining executive talent and that change in control provisions are appropriate to help ensure continuity of management during a potential change in control. We have employment agreements with each of our NEOs and each agreement contains termination and change in control provision. On June 22, 2021, we entered into an amendment to the employment agreement with each of our NEOs, which amendments are described later in this Proxy Statement.
The GMS Inc. Equity Incentive Plan provides that in connection with a change in control, the Compensation Committee will determine whether outstanding awards will either: (a) be assumed or substituted for, with appropriate adjustments to the number, kind of shares, and exercise prices of the awards; or (b) terminate. Beginning with equity awards granted in August 2019, we implemented a new change in control feature in our equity award agreements, which provides that (i) upon the occurrence of a change of control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or the Board, all outstanding options will become fully vested and exercisable and all RSUs will become fully-vested; and (ii) upon the occurrence of a change of control of the Company in which awards are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change of control, a participant’s employment is terminated without “cause” or the participant resigns for “good reason,” then all outstanding options will become fully vested and exercisable and all RSUs will become fully-vested. This new change in control feature is included in the GMS Inc. 2020 Equity Incentive Plan approved by our shareholders at the 2020 Annual Meeting of Stockholders.

More information about the NEOs’ employment agreements is provided in the section “Employment Agreements” beginning on page 37 and more information about their potential payments is provided in the section “—Payments upon Certain Events of Termination or Change in Control” beginning on page 39.

Employee Stock Purchase Plan
The Company provides NEOs the opportunity to purchase the Company’s common stock at a discount from the market price under the GMS Inc. Employee Stock Purchase Plan (the “ESPP”). The NEOs participate in the ESPP on the same terms as our other participating employees. We believe that the benefits provided under the ESPP are analogous to those provided by comparable companies.
Perquisites and Other Personal Benefits
The Company provides the NEOs with perquisites and other personal benefits that it believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. We believe that these benefits enable our executives to focus on our business and enhance their commitment to us. In fiscal 2021, Mr. Turner, Mr. Deakin and Mr. Apolinsky each received $800 per month in a car allowance. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs to confirm such levels are reasonable and continue to serve their intended retentive purposes.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
J. David Smith, Chairman
Peter C. Browning
Theron I. Gilliam
Teri P. McClure

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation paid to our NEOs for the fiscal years ended April 30, 2021, 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
John C. Turner, Jr.,	2021	$757,500	$—	$1,149,991	$1,149,997	$1,060,952	$16,174	$4,134,614
President and Chief	2020	750,000	—	1,499,982	1,500,067	750,000	48,457	4,548,506
Executive Officer(2)
Scott M. Deakin,	2021	505,000	—	299,998	299,995	424,381	15,014	1,544,388
Vice President and Chief Financial Officer(3)	2020	263,014	—	299,977	299,996	154,021	31,075	1,048,083
Craig D. Apolinsky,	2021	409,656	—	262,486	262,499	344,258	56,091	1,334,990
General Counsel and	2020	405,600	—	272,480	272,496	237,519	79,235	1,267,330
Corporate Secretary(4)	2019	386,256	—	249,984	249,993	93,999	127,981	1,108,213
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(1)Compensation for stock awards and option awards represents the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2021.

(2)The amount set forth under “All Other Compensation” for fiscal 2021 includes (i) a monthly car allowance ($9,600) and (ii) certain other non-perquisite items (the value of each being less than $10,000).

(3)Mr. Deakin was appointed Vice President and Chief Financial Officer effective October 21, 2019. For fiscal 2020, Mr. Deakin earned prorated amounts of salary and non-equity incentive plan compensation based on the portion of fiscal year 2020 that he was employed with the Company. The amount set forth under “All Other Compensation” for fiscal 2021 includes (i) a monthly car allowance ($9,600) and (ii) certain other non-perquisite items (the value of each being less than $10,000).

(4)The amount set forth under “All Other Compensation” for fiscal 2021 includes (i) a monthly car allowance ($9,600); (ii) certain other non-perquisite items (the value of each being less than $10,000); and (iii) a scheduled Make-Whole Payment (as described below) to Mr. Apolinsky of $42,579.

Pursuant to the terms of his option agreement, Mr. Apolinsky was granted 53,898 options to purchase shares on June 2, 2016, which options vested as to 25% on June 2, 2017 and thereafter as to 6.25% on each of the first 12 quarterly anniversaries of June 2, 2016 such that the option grant became fully vested on June 2, 2020. This grant contained a provision whereby Mr. Apolinsky would be paid, according to a schedule consistent with the vesting schedule of the options, the difference between the share price on April 30, 2015 and the price on the grant date of the related options, which totaled $340,635. We refer to the payments to Mr. Apolinsky for the difference between the share price on April 30, 2015 and the price on the grant date of the related options as “Make-Whole Payments”.

FISCAL 2021 GRANTS OF PLAN-BASED AWARDS

The table below sets forth information regarding all grants of awards made to the named executive officers during the fiscal year ended April 30, 2021. Options and RSUs reflected in this table were granted under the GMS Inc. Equity Incentive Plan. Following our stockholders’ approval of the GMS Inc. 2020 Equity Incentive Plan at our 2020 Annual Meeting of Stockholders held on October 22, 2020, all future grants will be made under the 2020 Equity Incentive Plan. For further information regarding the terms of certain of these grants, see “Compensation Discussion and Analysis” above.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(2)
John C. Turner, Jr.	—	$193,125	$772,500	$1,545,000	—	—	$—	$—
	8/1/2020	—	—	—	49,082	—	—	1,149,991
	8/1/2020	—	—	—	—	103,417	23.43	1,149,997
Scott M. Deakin	—	77,250	309,000	618,000	—	—	—	—
	8/1/2020	—	—	—	12,804	—	—	299,998
	8/1/2020	—	—	—		26,978	23.43	299,995
Craig D. Apolinsky	—	62,665	250,661	501,322	—	—	—	—
	8/1/2020	—	—	—	11,203	—	—	262,486
	8/1/2020	—	—	—	—	23,606	23.43	262,499
___________________________________
(1)These columns, where applicable, show the range of possible payouts for fiscal 2021 performance under the AIP as described above under “—Annual Bonuses”.
(2)The grant date fair value for RSU awards and option awards was computed based on the number of awards granted and the fair value of the award on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR END

The following table sets forth certain information with respect to outstanding options and RSUs held by each of our NEOs as of April 30, 2021:

	Option Awards				Stock Awards
	Number of	Number of
Name	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Un-exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)
John C. Turner, Jr.	28,251	56,560(2)	$18.04	05/01/29	99,628(3)	$4,354,740
	23,063	46,125(4)	21.90	08/01/29	—	—
	—	103,417(5)	23.43	08/01/30

Scott M. Deakin	7,430	14,858(6)	30.10	10/21/29	19,448(7)	850,072
	—	26,978(5)	23.43	08/01/30

Craig D. Apolinsky	53,898	—	23.11	06/02/26	22,752(8)	994,490
	3,512	—	37.49	12/01/27	—	—
	17,129	8,564(9)	25.60	08/01/28	—	—
	8,380	16,758(4)	21.90	08/01/29	—	—
	—	23,606(5)	23.43	08/01/30
___________________________________
(1)Based on the closing price on the NYSE for our common stock on April 30, 2021, the last trading day of the fiscal year, of $43.71.
(2)These stock options vest as follows: (i) 28,280 vested on May 1, 2021 and (ii) 28,280 will vest on May 1, 2022.

(3)These restricted stock units vest as follows: (i) 13,858 vested on May 1, 2021; (ii) 27,776 vested on August 1, 2021; (iii) 13,858 will vest on May 1, 2022; (iv) 27,776 will vest on August 1, 2022; and (v) 16,360 will vest on August 1, 2023.

(4)One half of these stock options vested on August 1, 2021 and one half will vest on August 1, 2022.

(5)One third of these stock options vested on August 1, 2021 and one third will vest on each of August 1, 2022 and August 1, 2023.

(6)One half of these stock options will vest on each of October 21, 2021 and October 21, 2022.

(7)These restricted stock units vest as follows: (i) 4,268 vested on August 1, 2021; (ii) 3,322 will vest on each of October 21, 2021 and October 21, 2022; and (iii) 4,268 will vest on each of August 1, 2022 and August 1, 2023.

(8)These restricted stock units vest as follows: (i) 11,137 vested on August 1, 2021; (ii) 7,881 will vest on August 1, 2022; and (iii) 3,734 will vest on August 1, 2023.

(9)These options vested on August 1, 2021.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2021

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock units for our NEOs during the fiscal year ended April 30, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John C. Turner, Jr.	—	$—	25,274	$514,842
Scott M. Deakin	—	—	3,322	84,047
Craig D. Apolinsky	—	—	7,803	185,620
___________________________________
(1)The value realized on vesting for stock awards represents the number of shares acquired on vesting multiplied by the closing price of our common stock on the vesting date.

EMPLOYMENT AGREEMENTS

We currently use employment agreements to retain our NEOs. These agreements are described below.
Chief Executive Officer (John C. Turner, Jr.)
In connection with Mr. Turner’s commencement of employment with the Company, the Company entered in an employment agreement with Mr. Turner. The employment agreement provides for an initial one-year term commencing on May 1, 2019, with automatic one-year renewals unless and until either the Company or Mr. Turner provides at least 90 days’ written notice to the other of intent not to renew the term. The employment agreement provides for (i) an annual base salary of $750,000; (ii) eligibility for participation in all benefit programs for which other senior executives of the Company are generally eligible and, for the first three months of employment, an additional $1,500 payment per month to assist with COBRA expense prior to his eligibility for participation in the Company’s benefit plans; (iii) a target annual bonus equal to 100% of his base salary, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee; provided, however, that for fiscal year 2020, his annual bonus will be guaranteed at the greater of target or actual performance; (iv) a monthly car allowance of $800; and (v) reimbursement of relocation expenses, subject to the terms and conditions of the Company’s relocation policy.
Pursuant to the employment agreement, if Mr. Turner’s employment is terminated by the Company other than for cause, death or disability (each as defined in the employment agreement) or by Mr. Turner for good reason (as defined in the employment agreement) or by Mr. Turner following the Company’s notice of non-renewal of the employment agreement, then he will be entitled to (i) base salary continuation for eighteen (18) months; (ii) an amount equal to his target bonus opportunity for the year in which termination occurs; (iii) a pro-rata annual bonus for the year in which termination occurs; and (iv) payment of the Company-paid portion of group health benefits for eighteen (18) months and, to the extent the medical benefits continuation is taxable to Mr. Turner, a tax gross-up payment for such benefit. Mr. Turner’s employment agreement contains certain employee non-solicitation, customer non-solicitation and non-competitive covenants that will apply for eighteen (18) months following his termination of employment with the Company, as well as a confidentiality covenant.
The employment agreement also provided Mr. Turner with a sign-on equity grant on May 1, 2019 having an aggregate grant date value of $1,500,000 and comprised of restricted stock units (50%) and stock options (50%), which awards will vest in three approximately equal installments on each of the first three annual anniversaries of the date of grant, subject to his continued employment with the Company on each vesting date.
On June 22, 2021, the Company entered into an amendment to the employment agreement Mr. Turner. The amendment provides that if Mr. Turner has a qualifying termination of employment within twenty-four (24) months following a change in control, then he will receive a lump sum payment equal to thirty months of his then-current base salary plus an amount equal to twenty-four (24) months of his then-current corporate target bonus opportunity. In addition, the amendment addresses Internal Revenue Code Section 280G and provides for (A) a comparison of the after-tax benefit to the executive of (i) the total parachute payments after he pays the excise tax and income taxes thereon, to (ii) a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax (i.e., limited to 2.999 times the executive’s base amount); and (B) payment of whichever amount yields the more favorable result to the executive.
Chief Financial Officer (Scott M. Deakin)
On October 3, 2019 the Company entered into an employment agreement with Mr. Deakin. The employment agreement provides for an initial one-year term commencing on October 21, 2019, with automatic one-year renewals unless and until either the Company or Mr. Deakin provides at least 90 days’ written notice to the other of intent not to renew the term. The employment agreement provides for (i) an annual base salary of $500,000; (ii) eligibility for participation in all benefit programs for which other senior executives of the Company are generally eligible and, for the first three months of employment, an additional $1,500 payment per month to assist with COBRA expense prior to his eligibility for participation in the Company’s benefit plans; (iii) a target annual bonus equal to 60% of his base salary, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee; (iv) a monthly car allowance of $800; (v) reimbursement of relocation expenses, subject to the terms and conditions of the Company’s relocation policy; (vi) reimbursement of reasonable attorney fees incurred in connection with the review of his employment agreement, up to a maximum of $1,000; and (vii) reimbursement for spousal outplacement services, up to a maximum of $10,000.
    Pursuant to the employment agreement, if Mr. Deakin’s employment is terminated by the Company other than for cause, death or disability (each as defined in the employment agreement) or by Mr. Deakin for good reason (as defined in the employment agreement) or by Mr. Deakin following the Company’s notice of non-renewal of the employment agreement, then he will be entitled to (i) base salary continuation for twelve (12) months; (ii) a pro-rata annual bonus for the year in which termination occurs; and (iii) payment of the Company-paid portion of group health benefits for twelve (12) months and, to the extent the medical benefits continuation is taxable Mr. Deakin, a tax gross-up payment for such benefit.  Mr. Deakin’s employment agreement contains certain employee non-solicitation, customer non-solicitation and non-competitive covenants that will apply for twelve (12) months following his termination of employment with the Company, as well as a confidentiality covenant.
The employment agreement also provided Mr. Deakin with a sign-on equity grant having an aggregate grant date value of $600,000 and comprised of restricted stock units (50%) and stock options (50%), which awards will vest in three approximately equal installments on each of the first three annual anniversaries of the date of grant, subject to his continued employment with the Company on each vesting date.
On June 22, 2021, the Company entered into an amendment to the employment agreement with Mr. Deakin. The amendment provides that if Mr. Deakin has a qualifying termination of employment within twenty-four (24) months following a change in control, then he will receive a lump sum severance payment equal to two (2) times the sum of his then-current base salary plus then-current target annual bonus. In addition, the amendment addresses Internal Revenue Code Section 280G and provides for (A) a comparison of the after-tax benefit to the executive of (i) the total parachute payments after he pays the excise tax and income taxes thereon, to (ii) a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax (i.e., limited to 2.999 times the executive’s base amount); and (B) payment of whichever amount yields the more favorable result to the executive.
General Counsel and Corporate Secretary (Craig D. Apolinsky)
On June 30, 2015 the Company entered into an employment agreement with Mr. Apolinsky, pursuant to which his initial employment term commenced on July 20, 2015 and would have expired on July 20, 2018. However, based on terms of the employment agreement, the employment agreement automatically renewed for a one-year extension and will continue do so unless either the Company or Mr. Apolinsky provides at least 90 days’ written notice to the other of intent not to renew the term. The Employment Agreement provides that Mr. Apolinsky will receive an annual base salary of $300,040, subject to increase at the discretion of the Compensation Committee and shall be eligible to receive a target annual bonus equal to 50% of his base salary, pursuant to the terms of the AIP, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee. Mr. Apolinsky’s target annual bonus was subsequently increased to 60% of his base salary. The Employment Agreement also provides that Mr. Apolinsky is eligible to participate in all benefit programs for which other senior executives of the Company are generally eligible and entitled to use of a Company vehicle. The Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Payments upon Certain Events of Termination or Change in Control.”

On June 22, 2021, the Company entered into an amendment to the employment agreement with Mr. Apolinsky. The amendment provides that if Mr. Apolinsky has a qualifying termination of employment within twenty-four (24) months following a change in control, then he will receive a lump sum severance payment equal to two (2) times the sum of his then-current base salary plus then-current target annual bonus. In addition, the amendment addresses Internal Revenue Code Section 280G and provides for (A) a comparison of the after-tax benefit to the executive of (i) the total parachute payments after he pays the excise tax and income taxes thereon, to (ii) a cut back of parachute payments to the extent necessary to avoid the imposition of the excise tax (i.e., limited to 2.999 times the executive’s base amount); and (B) payment of whichever amount yields the more favorable result to the executive.
PAYMENTS UPON CERTAIN EVENTS OF TERMINATION OR CHANGE IN CONTROL

Employment Agreements. Pursuant to the terms of the respective Employment Agreement, as applicable, our NEOs are entitled to receive certain payments in connection with certain termination events. In the event Mr. Turner’s employment is terminated by the Company other than for cause, death or disability (each, as defined in his Employment Agreement) or by Mr. Turner for good reason (as defined in his Employment Agreement), Mr. Turner shall be entitled to (i) base salary continuation for the Severance Period (as defined below); (ii) the payment of an amount equal to one times Mr. Turner’s target bonus opportunity; (iii) a pro-rata annual actual bonus for the year in which termination occurs and (iv) medical benefits continuation for the Severance Period and, to the extent the medical benefits continuation is taxable to Mr. Turner, a tax gross-up payment for such benefit. In the event Mr. Deakin's or Mr. Apolinsky's employment is terminated by the Company other than for cause, death or disability (each, as defined in the respective Employment Agreement) or by the NEO for good reason (as defined in the respective Employment Agreement), the NEO shall be entitled to (i) base salary continuation for the Severance Period (as defined below); (ii) a pro-rata annual bonus for the year in which termination occurs and (iii) medical benefits continuation for the Severance Period and, to the extent the medical benefits continuation is taxable to the NEO, a tax gross-up payment for such benefit. The Severance Period for Mr. Turner is 18 months and for Mr. Deakin and Mr. Apolinsky is 12 months.
With respect to our NEOs, in the event the NEO’s employment is terminated by the Company for cause or on account of the NEOs death, disability or voluntary termination without good reason, the Company is obligated to pay the NEO any accrued benefits through the date of termination, which accrued benefits are quantified in the table below in the “Accrued Benefits” column. The amounts in the “Accrued Benefits” column represent four weeks’ vacation pay.,
The following table describes the estimated value of payments that would have been due to our current NEOs in the event that their employment was terminated by the Company due to a termination other than for cause, death or disability of the NEO or by the NEO for good reason on April 30, 2021. As described above, on June 22, 2021, the Company entered into an amendment to the employment agreement with each of the NEOs, which amendment provides for certain enhanced severance benefits if the NEO has a qualifying termination of employment within twenty-four months following a change in control. Such enhanced severance benefits are not quantified in this table, however, because the amendments were not effective as of April 30, 2021.

Name	Accrued Benefits ($)	Base Salary ($)	Pro Rata Bonus ($)	Medical Coverage ($)	Total ($)
John C. Turner, Jr.	$96,563	$1,158,750	$2,121,903	$22,953	$3,400,169
Scott M. Deakin	42,917	515,000	424,381	24,246	1,006,544
Craig D. Apolinsky	34,814	417,768	344,258	26,126	822,966

Equity Awards. The 2014 Option Plan provides that options granted thereunder will become fully vested and exercisable upon a change in control. Mr. Apolinsky is the only NEO that hold options granted under the 2014 Option Plan. All options granted under the 2014 Option Plan are now fully vested. The GMS Inc. Equity Incentive Plan provides that, in connection with a change in control, the Compensation Committee will determine whether outstanding awards will either: (a) be assumed or substituted for, with appropriate adjustments to the number, kind of shares, and exercise prices of the awards; or (b) terminate. As discussed earlier in the CD&A, beginning with equity awards granted in August 2019 and going forward, we implemented a new change in control feature in our equity award agreements, which provides that (i) upon the occurrence of a change of control of the Company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or the Board, all outstanding options will become fully vested and exercisable and all RSUs will become fully-vested; and (ii) upon the occurrence of a change of control of the Company in which awards are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change of control, a participant’s employment is terminated without “cause” or the participant resigns for “good reason,” then all outstanding options will become fully vested and exercisable and all RSUs will become fully-vested.

The following table describes the estimated value of payments for unvested stock options and RSUs that would have become vested upon a change in control, assuming that such change in control occurred on April 30, 2021.

Name	Number of Stock Options (#)(1)(2)	Value of Stock Options ($)(3)	Number of Stock Awards (#)(1)(4)	Value of Stock Awards ($)(5)	Total ($)
John C. Turner, Jr.	149,542	$3,103,283	71,912	$3,143,274	$6,246,557
Scott M. Deakin	41,836	749,331	19,448	850,072	1,599,403
Craig D. Apolinsky(6)	40,364	844,222	19,497	852,214	1,696,436
___________________________________
(1)Assumes that the options and RSUs granted in fiscal 2020 and fiscal 2021 were not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control and, therefore, became fully vested in connection with the change in control.

(2)Represents unvested options as of April 30, 2021 granted under the GMS Inc. Equity Incentive Plan beginning with options granted in August 2019 and going forward.

(3)Calculations with regard to stock options are based upon the closing price of our Common Stock on April 30, 2021, or $43.71, less the exercise price.

(4)Represents unvested RSUs as of April 30, 2021 granted under the GMS Inc. Equity Incentive Plan beginning with RSUs granted in August 2019 and going forward.

(5)The amount of benefit for RSUs represents the number of outstanding RSUs multiplied by the closing price of our Common Stock on April 30, 2021, or $43.71.

(6)Mr. Apolinsky is the only NEO who holds unvested awards granted under the GMS Inc. Equity Incentive Plan prior to fiscal 2020, which awards do not have a default change in control provision. Instead, the Equity Incentive Plan provides that in connection with a change in control, the Compensation Committee will determine whether outstanding awards will either: (a) be assumed or substituted for, with appropriate adjustments to the number, kind of shares, and exercise prices of the awards; or (b) terminate.

CEO PAY RATIO

For fiscal 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees of our company other than our CEO was approximately 71 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

Date Used to Identify Median Employee	February 28, 2021(1)
Measurement Period	Fiscal 2021
Employee Pool Used to Identify Median Employee	Our employee population (full-time, part-time, temporary and seasonal) of the Company and its consolidated subsidiaries consisted of approximately 5,759 individuals on February 28, 2021(2)
Compensation Measure Used to Identify Median Employee	Total gross wages as derived from the Company’s payroll records(3)
Median Employee Annual Compensation	$57,973, calculated in the same manner as we calculated total compensation of the CEO in the Summary Compensation Table(4)
CEO Compensation	$4,134,614, as reported in the Summary Compensation Table
Pay Ratio	71:1
___________________________________
(1)We determined our median employee as of February 28, 2021, which is within the last three months of fiscal 2021, as required by the pay ratio rule.
(2)We excluded approximately 17 total individuals who became employees as a result of the Company's acquisition of D.L. Building Materials Inc. during fiscal 2021 in accordance with an exemption under the pay ratio rule for acquisitions completed in the relevant fiscal year.

(3)We identified our median employee by using a consistently applied compensation definition and chose total gross wages for all employees, excluding the CEO.

(4)After identifying the median employee based on total gross wages, we calculated the annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table included in this Proxy Statement.

DIRECTOR COMPENSATION

Director Compensation Program

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the board and further align their interest with that of our stockholders. The following table presents the elements of compensation under the Company’s director compensation program:

Element of Compensation	Amount
Non-executive chairman cash retainer	$100,000
Non-management, independent director cash retainer	70,000
Chair of Audit Committee cash retainer	25,000
Chair of Compensation Committee cash retainer	25,000
Chair of the Nominating and Corporate Governance Committee cash retainer	15,000
Non-chair independent member of the Audit Committee cash retainer	12,500
Non-chair independent member of the Compensation Committee cash retainer	10,000
Non-chair independent member of the Nominating and Corporate Governance Committee cash retainer	7,500
Non-management, independent director grant of restricted stock units	105,000

The annual cash retainers are paid in quarterly installments. The restricted stock units are valued at $105,000 at the time of the grant. The restricted stock units vest after one year and upon vesting the director will receive shares of common stock, unless deferred as described below.
Deferred Compensation Plan for Non-Employee Directors

During fiscal 2019, the Company adopted a deferred compensation plan for non-employee directors. Under the plan, non-employee directors may defer receipt of all or a portion of certain compensation. Compensation eligible for deferral includes annual retainer fees, committee fees, meeting fees payable in cash and restricted stock units.
Director Compensation Table

Shown below is information regarding the director compensation for each member of the Board for fiscal 2021, other than for Mr. Turner who did not receive director fees in fiscal 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Lisa M. Bachmann	$90,000	$105,000	$—	$195,000
Peter C. Browning	95,000	105,000	—	200,000
John J. Gavin	202,500	105,000	—	307,500
Theron I. Gilliam	87,500	105,000	—	192,500
Brian B. Hoesterey(3)	—	—	—	—
Mitchell B. Lewis	90,000	105,000	—	195,000
Teri P. McClure	87,500	105,000	—	192,500
Randolph W. Melville(4)	43,875	50,342	—	94,217
Richard K. Mueller(5)	35,000	105,000	—	140,000
Ronald R. Ross(6)	22,500	—	—	22,500
J. David Smith	115,000	105,000	—	220,000
___________________________________
(1)Compensation for stock awards represents the aggregate grant date fair value of the award, computed based on the number of awards granted and the fair value of the award on the date of grant. Assumptions used in the calculation of these award amounts are included in Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended April 30, 2021.
Pursuant to our director compensation program, on August 1, 2020 we granted restricted stock units valued at $105,000 to each independent director serving on our Board on that date. Each of the directors received 4,481 restricted stock units. Additionally, on November 6, 2020, we granted restricted stock units valued at $50,342 to Mr. Melville upon his appointment to the Board. Mr. Melville received 1,724 restricted stock units, which was prorated for the portion of the year that Mr. Melville was a director with the Company. The number of restricted stock units granted to each director was based on the closing price of GMS common stock on the grant date. The restricted stock units vest and become exercisable one year from the grant date.

(2)None of our directors were granted option awards in fiscal 2021. As of April 30, 2021, Mr. Gavin and Mr. Smith each had 30,474 options outstanding to purchase shares of Company common stock at an exercise price of $12.31 per share, Mr. Browning had 22,856 options outstanding to purchase shares of Company common stock at an exercise price of $12.31 per share and Mr. Gilliam had 30,474 options outstanding to purchase shares of Company common stock at an exercise price of $14.77 per share. Such options were issued at the time the directors joined the Company’s Board. As of April 30, 2021, all outstanding options were vested.

(3)On July 24, 2020, Mr. Hoesterey resigned from the Board effective July 27, 2020.

(4)On November 6, 2020, Randolph W. Melville was appointed to the Board.

(5)On October 19, 2020, Richard K. Mueller resigned from the Board effective October 19, 2020. Mr. Mueller's restricted stock units granted on August 1, 2020 were forfeited upon his resignation.

(6)On June 15, 2020, Ronald R. Ross resigned from the Board effective June 16, 2020. Mr. Ross' restricted stock units granted on August 1, 2019 were forfeited upon his resignation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 31, 2021:
•    each person or entity who is known by us to beneficially own more than 5% of our common stock;
•    each of our directors and named executive officers; and
•    all of our directors and executive officers as a group.
Information with respect to beneficial ownership has been furnished to us by each director, executive officer or stockholder listed in the table below, as the case may be. The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after July 31, 2021, including any shares of our common stock subject to an option that has vested or will vest within 60 days after July 31, 2021 and any shares of our common stock subject to RSUs that will vest within 60 days after July 31, 2021. More than one person may be deemed to be a beneficial owner of the same securities.
The percentage of beneficial ownership is based on 43,082,895 shares of common stock outstanding as of July 31, 2021.
Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, the address for each person or entity listed below is c/o GMS Inc., 100 Crescent Centre Parkway, Suite 800, Tucker, Georgia 30084.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
5% Stockholders
BlackRock, Inc.(1)	6,519,810	15.1%
Coliseum Capital Management, LLC(2)	4,963,943	11.5%
Dimensional Funds LP(3)	2,387,886	5.5%
The Vanguard Group(4)	5,306,599	12.3%
Directors and Named Executive Officers
John C. Turner, Jr.(5)	189,268	*
Scott M. Deakin(6)	23,866	*
Craig D. Apolinsky(7)	136,625	*
Lisa M. Bachmann(8)	5,422	*
Peter C. Browning(9)	43,850	*
John J. Gavin(10)	66,976	*
Theron I. Gilliam(11)	43,850	*
Mitchell B. Lewis(12)	9,275	*
Teri P. McClure(13)	10,353	*
Randolph W. Melville	—	—
J. David Smith(14)	56,850	*
All executive officers and directors as a group (11 persons)(15)	588,059	1.4%
___________________________________
*    Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)Represents beneficial ownership as of December 31, 2020, according to the Schedule 13G filed by BlackRock, Inc. on January 26, 2021. BlackRock, Inc. has sole voting power over 6,438,392 of these shares and sole dispositive power over 6,519,810 of these shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)Represents beneficial ownership as of June 25, 2021, according to the Schedule 13G filed by Coliseum Capital Management, LLC on June 29, 2021. Coliseum Capital Management, LLC has shared voting power over 4,963,943 of these shares and shared dispositive power over 4,963,943 of these shares. The address for Coliseum Capital Management, LLC is 105 Rowayton Avenue, Rowayton, Connecticut, 06853.

(3)Represents beneficial ownership as of December 31, 2020, according to the Schedule 13G filed by Dimensional Funds LP on February 12, 2021. Dimensional Funds LP has sole voting power over 2,317,559 of these shares and sole dispositive power over 2,387,886 of these shares. The address for Dimensional Funds LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)Represents beneficial ownership as of December 31, 2020, according to the Schedule 13G filed by The Vanguard Group on February 10, 2021. The Vanguard Group has shared voting power over 42,614 of these shares, sole dispositive power over 5,228,239 of these shares and shared dispositive power over 78,360 of these shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)Includes 137,160 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2021 and 27,776 restricted stock units that will vest within 60 days after July 31, 2020.

(6)Includes 16,423 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2021 and 4,268 restricted stock units that will vest within 60 days after July 31, 2021.

(7)Includes 107,731 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2021 and 11,137 restricted stock units that will vest within 60 days after July 31, 2021.

(8)Includes 4,481 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2021. Ms. Bachmann is a member of our Board.

(9)Includes 22,856 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2021 and 4,481 restricted stock units that will vest within 60 days after July 31, 2021. Mr. Browning is a member of our Board.

(10)Includes 30,474 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2021 and 4,481 restricted stock units that will vest within 60 days after July 31, 2021. Mr. Gavin is a member of our Board.

(11)Includes 30,474 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2021 and 4,481 restricted stock units that will vest within 60 days after July 31, 2021. Mr. Gilliam is a member of our Board.

(12)Includes 4,481 restricted stock units that will vest within 60 days after July 31, 2021. Mr. Lewis is a member of our Board.

(13)Includes 4,481 restricted stock units that will vest within 60 days after July 31, 2021. Ms. McClure is a member of our Board.

(14)Includes 30,474 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2021 and 4,481 restricted stock units that will vest within 60 days after July 31, 2021. Mr. Smith is a member of our Board.

(15)Includes 375,592 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after July 31, 2021 and 74,548 restricted stock units that will vest within 60 days after July 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions during the fiscal year ended April 30, 2021 to which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or the consideration that we paid or received, as applicable, in connection with the transactions described below are comparable to terms available or amounts that would be paid or received, as applicable, in arms’-length transactions with parties unrelated to us.
Relationships and Transactions

During the fiscal year ended April 30, 2021, we purchased inventories from our former subsidiary, Southern Wall Products, Inc., or SWP, an entity with which Mr. Mueller was affiliated, through his direct or indirect ownership interests and through his position as director, until his retirement from the Board on October 19, 2020. Mr. Mueller owned, either directly or indirectly, 48.6% of the common stock outstanding of SWP and was a director of SWP during his time as a Board member during the fiscal year ended April 30, 2021. We spun off SWP on August 31, 2012. We purchased inventory from SWP for distribution in the amount of approximately $7.3 million during the fiscal year ended April 30, 2021. The approximate dollar value amount of Mr. Mueller’s interest in these purchases was $3.5 million for the fiscal year ended April 30, 2021. In addition, Mr. Mueller received a payment of $80,000 from SWP in the fiscal year ended April 30, 2021 as consideration for serving on its board of directors.
During the fiscal year ended April 30, 2021, we purchased inventories from BlueLinx Holdings, Inc., or BlueLinx, an entity with which Mr. Lewis was affiliated through his position as the Chief Executive Officer of BlueLinx during fiscal 2021 and which Mr. Smith was a director. We purchased inventory from BlueLinx for distribution in the amount of approximately $1.8 million during the fiscal year ended April 30, 2021.

Policies and Procedures for Related Persons Transactions

Our Board has adopted a written policy providing that the Audit Committee will review and approve or ratify transactions in excess of $120,000 of value in which we participate and in which a director, executive officer or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the Board is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the Audit Committee is to approve only those related party transactions that the Audit Committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arms’-length transaction with an unrelated third party and that the Audit Committee determines are not inconsistent with the best interests of the Company. In particular, our policy with respect to related person transactions will require our Audit Committee to consider the benefits to the Company, the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to unrelated third parties or to employees generally. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. All of the transactions described above were entered into prior to the adoption of this policy.

OTHER MATTERS

Incorporation by Reference

The Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or Exchange Act, except to the extent that we specifically incorporate it by reference into such filing. In addition, the information contained on, or that can be accessed through, our website is not part of this Proxy Statement and references to our website addresses in this Proxy Statement are inactive textual references only.
Access to Reports and Other Information

We file or furnish our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.
Our website is www.gms.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Board committee charters are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our General Counsel and Corporate Secretary at 100 Crescent Center Parkway, Suite 800, Tucker, Georgia 30084.
List of Company Stockholders

A list of our stockholders as of August 25, 2021, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters during ordinary business hours throughout the 10-day period prior to the Annual Meeting. The list of stockholders will also be available for such examination at the Annual Meeting.
Other Matters That May Come Before the Annual Meeting

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.
* * * * *

By Order of the Board of Directors,

/s/ Craig D. Apolinsky
Craig D. Apolinsky Vice President, General Counsel and Corporate Secretary
Tucker, Georgia
August 27, 2021

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
Adjusted EBITDA is a non-GAAP measure. We report our financial results in accordance with GAAP. However, we present Adjusted EBITDA, which is not recognized financial measures under GAAP, because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA is helpful in highlighting trends in our operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and allocation, the tax jurisdictions in which companies operate and capital investments and acquisitions. In addition, we utilize Adjusted EBITDA in certain calculations under our debt agreements.
We believe that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted EBITDA has its limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
The following is a reconciliation of our net income to Adjusted EBITDA for the fiscal year ended April 30, 2021:

Year Ended April 30, 2021
(in thousands)
Net income	$105,560
Interest expense	53,786
Write-off of debt discount and deferred financing fees	4,606
Interest income	(86)
Provision for income taxes	31,534
Depreciation expense	50,480
Amortization expense	57,645
Stock appreciation expense(a)	3,173
Redeemable noncontrolling interests(b)	1,288
Equity-based compensation(c)	8,442
Severance and other permitted costs(d)	2,948
Transaction costs (acquisitions and other)(e)	1,068
Loss on disposal and impairment of assets(f)	(1,011)
Effects of fair value adjustments to inventory(g)	788
Gain on legal settlement	(1,382)
Debt transaction costs(h)	532
Adjusted EBITDA	$319,371
___________________________________
(a)Represents changes in the fair value of stock appreciation rights.
(b)Represents changes in the fair values of noncontrolling interests.
(c)Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs and credits due to COVID-19.
(e)Represents costs related to acquisitions paid to third parties.
(f)Includes gains from the sale of assets and impairment of assets resulting from restructuring plans to close certain facilities.
1

(g)Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.
(h)Represents costs paid to third-party advisors related to debt refinancing activities.

2

GMS

GYPSUM MANAGEMENT & SUPPLY

GMS INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GMS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D59433-P61015 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GMS INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John J. Gavin
02) Randolph W. Melville
03) J. David Smith

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending April 30, 2022.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: Such other business may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

GMS
GYPSUM MANAGEMENT & SUPPLY

GMS Inc.
Annual Meeting of Stockholders
Thursday, October 21, 2021
8:00 a.m. Eastern Time
Meeting live via the Internet - please visit
www.virtualshareholdermeeting.com/GMS2021

Important information if you plan to attend the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

D59434-P61015

GMS INC.
Annual Meeting of Stockholders
Thursday, October 21, 2021 8:00 a.m. Eastern Time
Proxy Solicited on Behalf of the Board of Directors of GMS Inc. for the Annual Meeting of Stockholders

The undersigned hereby constitutes and appoints Scott M. Deakin and Craig D. Apolinsky, and each of them, his true and lawful agents and proxies, each with full power of substitution, to represent the undersigned and to vote all of the shares of GMS Inc. common stock of the undersigned at the Annual Meeting of Stockholders of GMS Inc. to be held virtually at www.virtualshareholdermeeting.com/GMS2021 on Thursday, October 21, 2021, at 8:00 a.m. Eastern Time, and at any postponements or adjournments thereof, on Proposals 1 through 3 as specified on the reverse side hereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to stand for election) and on such other matters as may properly come before said meeting.

This proxy, when properly signed, dated and returned, will be voted as specified by you. If no direction is made, this proxy will be voted (and voting instructions given) FOR each of the director nominees and FOR Proposals 2 and 3. The Board of Directors recommends that you vote FOR each of the director nominees and FOR Proposals 2 and 3. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Mr. Deakin and Mr. Apolinsky cannot vote these shares unless you sign, date and return this card or vote on the Internet or by telephone.

If you vote by the Internet or telephone, please DO NOT mail back this proxy card.

Continued and to be signed on reverse side

Your **Vote** Counts!

GMS INC.

2021 Annual Meeting
Vote by October 20, 2021
11:59 PM ET

GMS
GYPSUM MANAGEMENT & SUPPLY

GMS INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

D59436-P61015

You invested in GMS INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on October 21, 2021.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to October 7, 2021. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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Vote Virtually at the Meeting*

October 21, 2021
8:00 a.m. Eastern Time

Virtually at:
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*Please check the meeting materials for any special requirements for meeting attendance.

V1.1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 01) John J. Gavin 02) Randolph W. Melville 03) J. David Smith	For
2. Ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending April 30, 2022.	For
3. Advisory vote to approve named executive officer compensation.	For

NOTE: Such other business may properly come before the meeting or any adjournment thereof.

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